Exhibit 10.38

EXECUTION VERSION

UNIT PURCHASE AND CONTRIBUTION AGREEMENT

BY AND AMONG

HYDROFARM HOLDINGS GROUP, INC.,

a Delaware corporation,

FIELD 16, LLC,

a Delaware limited liability company,

F16 HOLDING LLC,

a California limited liability company

AND

THE MEMBERS OF F16 HOLDING LLC

Dated: April 26, 2021

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(Continued)

(Continued)

(Continued)

Exhibits

Exhibit A – Defined Terms

Exhibit B – Contribution Agreement and Plan of Reorganization

Exhibit C –Escrow Agreement

Exhibit D – Employment Agreements

Exhibit E – Restrictive Covenant Agreements

Exhibit F – Net Working Capital Illustration

Exhibit G – R&W Insurance Binder

UNIT PURCHASE AND CONTRIBUTION AGREEMENT

This Unit Purchase and Contribution Agreement (this “Agreement”) dated as of April 26, 2021 (the “Effective Date”), is entered into by and among Field 16, LLC, a Delaware limited liability company (the “Company”), F16 Holding LLC, a California limited liability company (the “Seller”), the members of the Seller, each of which is listed on the signature page hereto (each, a “Member” and, collectively, “Members”), and Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Buyer”). Each capitalized term used but not defined in this Agreement shall have the meaning given to it in Exhibit A.

RECITALS

A.    Prior to the Effective Date, and pursuant to the transactions contemplated by the contribution agreement and plan of reorganization attached hereto as Exhibit B (the “Reorganization Agreement”) the Members took (or caused to be taken) the following actions sequentially and at the times set forth in the Reorganization Agreement (the “Reorganization”):

1.                  at least two (2) Business Days prior to the Effective Date, the Members formed Seller, which is wholly owned by the Members in the same proportion to their ownership of membership interests of the Company, and Seller and the Members made an S election for Seller to be an S corporation (within the meaning of Sections1361 of the Code and any similar or analogous provisions of state or local Law) (“Step One”);

2.                  at least at least two (2) Business Days prior to the Effective Date, but following Step One, the Members contributed all of the issued and outstanding membership interests of the Company to Seller, and, effective the same day as such contribution, caused Seller to elect to treat the Company as a qualified subchapter S subsidiary (within the meaning of Section 1361 of the Code and any similar or analogous provisions of state or local Law) (the “QSub Election”) in connection with a section 368(a)(1)(F) reorganization described in Revenue Ruling 2008-18 (“Step Two”); and

3.                  on the next Business Day following Step Two, and at least one (1) Business Day prior to the Effective Date, the Company will convert into a Delaware limited liability company and file a protective Form 8832 for the Company to be treated as a disregarded entity for U.S. federal income tax purposes.

B.     As a result of the Reorganization, the Members together are the record and beneficial owners of 100% of the issued and outstanding membership interests of Seller, and Seller is the record and beneficial owner of all of the issued and outstanding Equity Securities of the Company (the “Units”).

C.     Seller desires to sell to Buyer 80% of the Units (the “Purchased Units”) for the Cash Consideration and to contribute to Buyer 20% of the Units (the “Contributed Units”) in consideration for the Shares, and Buyer desires to purchase from Seller, the Purchased Units and Buyer agrees to accept the contribution of the Contributed Units, subject to the terms and conditions set forth in this Agreement.

In consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

AGREEMENT

Article I
PURCHASE AND SALE

Section 1.01       Purchase and Sale Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Units, free and clear of all Encumbrances, for the Purchase Price specified in Section 1.02.

Section 1.02       Purchase Price; Contribution.

(a)               The purchase price for the Purchased Units shall be $60,600,000, all of which shall be paid in cash (“Cash Consideration”). Seller shall contribute the Contributed Units to Buyer in exchange for the issuance of 255,945 shares of common stock of Buyer, $.0001 par value per share (the “Shares”).

(b)               The Cash Consideration and the Shares are collectively referred to as the “Purchase Price.” The Cash Consideration and the corresponding Purchase Price is subject to adjustment pursuant to Section 1.07 and Section 1.02(c) below.

(c)               Buyer shall be obligated to pay Seller additional potential purchase price (“Additional Purchase Price”) in accordance with the following. If the net sales (determined in accordance with GAAP consistent with the Audited Financial Statements) of the Company for calendar year 2021 (“Net Sales”) exceed $21,000,000, then Seller shall be entitled to receive $200,000 for each $1,000,000 that the Net Sales exceed $21,000,000; provided that the Additional Purchase Price shall not exceed $2,500,000 in the aggregate. Within 30 days after Buyer completes its 2021 audited financial statements, Buyer shall deliver to Seller its calculation of Net Sales (“Net Sales Calculation”) together with payment in cash of the amount of Additional Purchase Price to which Seller is entitled, if any, based on such Net Sales Calculation. Within twenty (20) days of Seller’s receipt of the Net Sales Calculation, Seller shall provide in writing (such writing, the “Net Sales Objection”) to Buyer any proposed changes to the Net Sales Calculation, together with a written explanation setting forth in reasonable detail the basis of any proposed changes. Buyer shall reasonably cooperate with Seller and provide Seller with any reasonably requested documentation in connection with its review of the Net Sales Calculation. If Seller does not provide Buyer with a Net Sales Objection that contains the Seller’s proposed calculation of Net Sales within such 20-day period, the Net Sales Calculation shall become final and binding on the Parties. If the Seller delivers a Net Sales Objection to Buyer in accordance with the foregoing within such 20-day period, Buyer and Seller shall negotiate in good faith to resolve any dispute within twenty (20) days after Buyer’s receipt of the Net Sales Objection. If Buyer and Seller are unable to resolve the dispute within such 20-day period, the Independent Accountant shall thereafter resolve the issues in dispute in accordance with the provisions of this Section 1.02(c). If the Independent Accountant determines that Seller is entitled to Additional Purchase Price in excess of the amount of Additional Purchase Price previously paid by Buyer, Buyer shall pay such additional amount in cash to Seller within five Business Days of the Independent Accountant’s determination. The fees and expenses payable to the Independent Accountant shall be split equally between Buyer and Seller. To the extent Buyer pays any Additional Purchase Price, the Purchase Price shall be increased by the amount of such payment.

Section 1.03       Closing. Unless this Agreement has been terminated pursuant to Section 8.01, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures on May 3, 2021, or at such other place or at such other time and date as Buyer and the Seller may mutually agree. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

Section 1.04       Estimated Closing Calculations. By not later than the third Business Day prior to the Closing Date, Seller shall deliver to Buyer a written statement (which has been approved by Buyer) setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness immediately prior to the Closing (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”) and (iv) Transaction Expenses immediately prior to the Closing (“Estimated Transaction Expenses”), (b) Seller’s calculation of the Estimated Closing Net Working Capital Deficit or Estimated Closing Net Working Capital Increase, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”). Seller shall provide Buyer and its Representatives reasonable access to the books and records of the Company, the personnel of, and work papers (subject to the execution of customary work paper access letters if requested) prepared by, Seller, the Company and each of its Representatives to the extent that they relate to the Preliminary Closing Statement and to historical financial information (to the extent in the possession of Seller or the Company) relating to the Preliminary Closing Statement as Buyer may reasonably request for the purpose of reviewing the Preliminary Closing Statement, provided that such access shall be in a manner that does not materially interfere with the normal business operations of Seller or the Company.

Section 1.05       Escrow Agreement. On the Closing Date, Buyer, Seller and Escrow Agent shall enter an escrow agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”). At the Closing, Buyer shall deposit (i) $135,000 (the “Adjustment Escrow Amount”) with the Escrow Agent in a segregated account designated by the Escrow Agent (the “Adjustment Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement, to be held for the purposes of securing any amounts due by Seller and the Members to Buyer under Section 1.07 of this Agreement, and (ii) $375,000 (the “Indemnity Escrow Amount”, together with the Adjustment Escrow Amount, the “Escrow Amount”) with the Escrow Agent in a segregated account designated by the Escrow Agent (the “Indemnity Escrow Account”) in accordance with the terms of this Agreement and the Escrow Agreement, to be held for the purposes of securing the indemnification obligations of Seller and the Members set forth in Section 9.02 of this Agreement.

Section 1.06       Closing Actions.

(a)               Delivery of Certificates. At the Closing, Seller shall deliver to Buyer all certificates representing the Units, each duly endorsed in blank or with a duly executed assignment separate from the attached certificate, or, if the Units are uncertificated, a membership interest assignment agreement, acceptable to Buyer.

(b)               Payment. At the Closing, Buyer shall:

(i)                 pay the Escrow Amount to the Escrow Agent in accordance with the terms of the Escrow Agreement;

(ii)                pay to Seller (A) the Estimated Closing Purchase Price, minus (B) the Escrow Amount, by wire transfer of immediately available funds to Seller’s Bank Account; and

(iii)               pay, to the intended beneficiaries thereof, (A) the Estimated Closing Indebtedness (as computed pursuant to the applicable Payoff Letter for which Payoff Letters have been delivered pursuant to Section 7.02(e)(iv)), and (B) the Estimated Transaction Expenses (as identified by invoices in respect thereof), by wire transfer of immediately available funds.

(iv)               deliver to the Seller certificates representing, or other evidence of the issuance to the Seller of, the Shares.

(c)               Other Closing Deliveries.

(i)                 Seller shall deliver to Buyer the other certificates and documents referred to in Section 7.02, together with such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the Transactions.

(ii)                Buyer shall deliver to Seller the other certificates and documents referred to in Section 7.03, together with such other documents as Seller may reasonably request for the purpose of facilitating the consummation or performance of the Transactions.

Section 1.07       Purchase Price Adjustment.

(a)               Determination of Adjustment Amount.

(i)                 Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of (i) Closing Net Working Capital, (ii) the Closing Net Working Capital Adjustment Amount, (iii) Closing Indebtedness, (iv) Closing Cash, (v) Transaction Expenses and (vi) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (v) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 1.07.

(ii)                Seller shall have 30 days after its receipt of the Final Closing Statement (the “Review Period”) to review the Final Closing Statement. During the Review Period, Buyer shall cause the Company to provide Seller and its Representatives reasonable access to the books and records of the Company, the personnel of, and work papers (subject to the execution of customary work paper access letters if requested) prepared by, Buyer, the Company and each of its Representatives to the extent that they relate to the Final Closing Statement and to historical financial information (to the extent in the possession of the Company) relating to the Final Closing Statement as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer or the Company.

(iii)               On or prior to the last day of the Review Period, Seller may object to the Final Closing Statement by delivering to Buyer a written statement (the “Statement of Objections”) setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement (including for each component of the calculations, the amount of the Seller’s calculation of such component and reasons for the difference). Any items not disagreed with in the Statement of Objections will be deemed to have been accepted by Seller. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, then the Final Closing Statement (including the determinations included therein) shall be deemed to have been accepted by Seller, which shall be final, binding and conclusive for all purposes hereunder. If Seller delivers to Buyer a Statement of Objections before the expiration of the Review Period, then Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after delivery of the Statement of Objections (the “Resolution Period”).

(iv)               If Seller and Buyer fail to reach an agreement with respect to all of the matters in the Statement of Objections before expiration of the Resolution Period (or such longer period as they may mutually agree), then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the San Francisco office of Moss Adams or, if Moss Adams is unable to serve or at the time of such proposed engagement is no longer independent, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountants of Seller, any Member, Buyer, the Company or their Affiliates (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. Buyer and Seller shall promptly provide their assertions regarding the Disputed Amounts in writing to the Independent Accountant and to each other.

(v)                The fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Amounts not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Amounts. (For example, if Seller challenges items underlying the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses in the net amount of $1,000,000, and the Independent Accountant determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear 60% of the fees and expenses of the Independent Accountant and Buyer shall bear 40% of the fees and expenses of the Independent Accountant.)

(vi)             The Independent Accountant shall be instructed to make a determination as a soon as practicable within 30 days (or such other time as Buyer and Seller agree in writing) after its engagement, and to send copies of such written determination to Buyer and Seller. The Independent Accountant shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The Independent Accountant shall not assign a value to any Disputed Amounts submitted to the Independent Accountant greater than the greatest value for such item claimed by either Party (in the Final Closing Statement, in the case of claims by Buyer, or in the Statement of Objections, in the case of claims by Seller) or less than the smallest value for such item claimed by either Party (in the Final Closing Statement, in the case of claims by Buyer, or in the Statement of Objections, in the case of claims by Seller). The Independent Accountant may not award the Parties in the aggregate more than the amount in dispute. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties absent manifest error or fraud. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, the Closing Net Working Capital Adjustment Amount, Transaction Expenses and the Closing Purchase Price are finally determined in accordance with this Section 1.07(a)(vi) is hereinafter referred to as the “Determination Date.”

(b)               Payments of Adjustment Amount. The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with this Section 1.07) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid as follows:

(i)             If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer shall pay to Seller an amount in cash, in immediately available funds by wire transfer to Seller’s Bank Account, equal to the Increase Amount, and Buyer and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the entirety of the Adjustment Escrow Amount to Seller, by wire transfer of immediately available funds to the Seller’s Bank Account.

(ii)              If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), and the Deficit Amount is less than or equal to the Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Buyer and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay (i) to Buyer, from the Adjustment Escrow Amount, the lesser of (x) the Deficit Amount and (y) the Adjustment Escrow Amount and (ii) the balance of the Adjustment Escrow Amount, if any, to Seller, in each case by wire transfer of immediately available funds to the account designated by Buyer or the Seller’s Bank Account, as applicable.

(iii)             If the Adjustment Amount is a Deficit Amount and the Deficit Amount is greater than the Adjustment Escrow Amount, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, (i) Buyer and Seller shall deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to pay to Buyer the entire Adjustment Escrow Amount and (ii) Seller and the Members, jointly and severally shall be obligated to pay to Buyer the amount by which the Deficit Amount exceeds the Adjustment Escrow Amount by wire transfer of immediately available funds to the account designated by Buyer.

(c)               Adjustment for Tax Purposes. Any payments made pursuant to Section 1.07(b) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 1.08            Withholding. Buyer and its Affiliates, successors and assigns, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Buyer or any of its Affiliates, successors or assigns, as applicable, are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer or any of its Affiliates, successors or assigns, as applicable, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 1.09            Allocation of Purchase Price. The Parties agree that, for federal and applicable state income Tax purposes, the sale and contribution of the Units pursuant to this Agreement shall be treated as a deemed purchase by Buyer of all of the assets and assumption of Liabilities of the Company from the Seller (the “Agreed Tax Treatment”). Within one hundred twenty (120) days following the Determination Date, Buyer shall provide a schedule to the Seller (the “Allocation Statement”) allocating the Purchase Price and any adjustments thereto and all other items treated as consideration for federal income Tax purposes, including the Liabilities of the Company deemed assumed by Buyer, among the assets of the Company in accordance with Section 1060 of the Code and applicable Treasury Regulations. Within twenty (20) days of the Seller’s receipt of the Allocation Statement, the Seller shall provide in writing (such writing, the “Allocation Objection”) to Buyer any proposed changes thereto, together with a written explanation setting forth in reasonable detail the basis of any proposed changes. If the Seller does not provide Buyer with an Allocation Objection or an Allocation Objection that contains the Seller’s proposed allocation of the Purchase Price within such 20-day period, the Allocation Statement shall become final and binding on the Parties. If the Seller delivers an Allocation Objection to Buyer in accordance with the foregoing within such 20-day period, Buyer and the Seller shall negotiate in good faith to resolve any dispute within twenty (20) days after Buyer’s receipt of the Allocation Objection. If Buyer and the Seller are unable to resolve the dispute within such 20-day period, the Independent Accountant shall thereafter resolve the issues in dispute. The Independent Accountant shall resolve such issues in accordance with Section 1060 of the Code and the applicable Treasury Regulations and the Allocation Statement shall be modified accordingly. The fees and expenses payable to the Independent Accountant shall be split equally between Buyer and the Seller. The Allocation Statement (as finally determined pursuant to this Section 1.09) shall be binding upon the Parties for federal and applicable state, foreign and local Tax purposes. The Parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Statement and no Party shall voluntarily take a position inconsistent with the Allocation Statement and no Party shall agree to any proposed adjustment to the Allocation Statement by any Taxing Authority without first giving Buyer (in the case of an agreement by the Seller) or the Seller (in the case of an agreement by Buyer) prior written notice; provided, however, that nothing contained herein shall prevent Buyer or the Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Statement, and neither Buyer nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation Statement. If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Section 1.1060-1(e)(1)(ii)(B) (including as a result of the payment of Additional Purchase Price) after the Parties have filed the IRS Form 8594, the Parties shall revise the Allocation Statement in a manner consistent with the Allocation Statement and such revised statement shall become the Allocation Statement for purposes of this Agreement. Except as otherwise set forth in this Section 1.09, the Parties agree not to take any position, in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Allocation Statement (as finally prepared pursuant to this Section 1.09) and the Agreed Tax Treatment.

Article II
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Each of the Seller and the Members, jointly and severally, represent and warrant to Buyer as follows:

Section 2.01            Organization, Power and Qualification of the Company.

(a)               The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on the Business as it is currently conducted, to enter into this Agreement and the other Transaction Agreements to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 2.01(i) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which the Company is qualified to do business as a foreign business entity. Section 2.01(ii) of the Disclosure Letter contains a complete and accurate list of all assumed or fictitious names of the Company used within the last five (5) years and the corresponding jurisdiction(s) in which the Company has registered such assumed or fictitious names.

(b)               The Seller has made available to Buyer correct and complete copies of the Organizational Documents of the Company. Such Organizational Documents are in full force and effect and the Company is not in violation of any provisions of such Organizational Documents.

Section 2.02            Authority; Enforceability.

(a)              The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, and the consummation of the Transactions, are within the limited liability company power of the Company. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, and the consummation by the Company of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the member and managers of the Company), and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, and the consummation by the Company of the Transactions.

(b)              This Agreement and the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the other Transaction Agreements to which the Company is a party constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exception”).

Section 2.03            Capitalization; Ownership of Units. The authorized Equity Securities of the Company consist solely of the Units, all of which are issued and outstanding. Except for the Units, there are no issued or outstanding Equity Securities of the Company. The Units have been duly authorized and are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than those imposed by securities Laws) or similar rights of any Person or applicable Law. There are no Contracts to which the Company or Seller is a party or by which it is bound relating to the issuance, repurchase, exchange, conversion, transfer, disposition redemption or acquisition of any Equity Securities of the Company. Except pursuant to this Agreement, neither Seller nor the Company has granted, directly or indirectly, to any Person any right to acquire any Equity Securities of the Company or any right or privilege capable of the right to acquire any Equity Securities of the Company. Neither Seller nor the Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of Equity Securities of the Company or Seller and there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Equity Securities of the Company.

Section 2.04            Subsidiaries. The Company (i) has no Subsidiaries, and (ii) does not directly or indirectly own, nor has it owned, any Equity Securities of any Person.

Section 2.05            No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, and the consummation of the Transactions, does not and will not (a) result in a violation or breach of the Organizational Documents of the Company, (b) result in a violation or breach of any Law or Order applicable to the Company, (c) except as set forth on Section 2.05 of the Disclosure Letter, require the consent, notice, waiver, filing or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, give rise to a right of termination of, or result in the acceleration of any right or obligation under, any Contract to which the Company is a party or by which its assets are bound, or (d) result in the creation or imposition of any Encumbrance on any asset of the Company. No consent, waiver, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which the Company is a party, and the consummation of the Transactions.

Section 2.06            Financial Statements.

(a)               Section 2.06(a) of the Disclosure Letter contains correct and complete copies of the following financial statements of the Company (such financial statements, the “Financial Statements”): (i) unaudited financial statements of the Company as of December 31, 2019, consisting of the unaudited balance sheets and the related unaudited statements of income and cash flows for the fiscal year ended on such date (the “2019 Financial Statements”), (ii) the audited financial statements of the Company as of December 31, 2020, consisting of the audited balance sheet and the audited statement of income and members’ equity and statement of cash flows for the year ended on such date, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (the “Audited Financial Statements”), and (iii) the unaudited balance sheet of the Company as of March 31, 2021 (the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the three month period then ended (collectively with the Latest Balance Sheet, the “Most Recent Financial Statements”). Each of the 2019 Financial Statements and the Most Recent Financial Statements have been prepared from the books and records of the Company and fairly present the financial position and results of operations of the Company as of the date and for the period referred to in such Financial Statements, respectively. The Audited Financial Statements has been prepared in accordance with GAAP and fairly presents the financial position and results of operations of the Company as of the respective dates and for the periods referred to in such Financial Statements, subject to the absence of footnote disclosures in the Most Recent Financial Statements.

(b)             The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (“Internal Controls”). Neither the Company nor Seller has identified or received notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company, (y) any facts, that in their totality, reasonably constitute fraud that involves the Company or the Seller’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information.

(i)                The books and records of the Company (i) are complete and correct in all material respects, and all transactions to which the Company is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by the Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices, (iv) form the basis of the Financial Statements, and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of the Company.

Section 2.07            Undisclosed Liabilities. The Company has no material Liabilities, other than Liabilities (a) set forth on the Latest Balance Sheet, (b) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, and (c) incurred in connection with this Agreement and the Transactions.

Section 2.08            Absence of Certain Changes, Events and Conditions. Since January 1, 2021, (a) the Company has conducted the Business in the Ordinary Course of Business, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) except as set forth on Section 2.08 of the Disclosure Letter, the Company has not:

(a)               made any change in its (i) accounting methods, principles or practices, (ii) Tax reporting practices, or (iii) cash management practices (including with respect to accounts receivable);

(b)               (i) settled or compromised any Tax Claim, audit, or assessment, (ii) made changed or revoked any Tax election, (iii) adopted or changed any annual Tax accounting period, or method of Tax accounting, (iv) amended any Tax Return or claim for refund, or (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or surrendered any right or claim to refund of Taxes;

(c)               waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Contract to which the Company is a party or any Company Intellectual Property Rights, or made any write-off or write-down of or made any determination to write-off or write-down any of its assets or properties, except in the Ordinary Course of Business;

(d)              terminated, modified or amended any Material Contract, except such terminations, modifications or amendments entered into in the Ordinary Course of Business;

(e)               made any capital expenditures or commitments in excess of an aggregate of $50,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $50,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage;

(f)                suffered (i) any material shortages, cessation or interruption of supplies, utilities, or other services required to conduct the Business, or (ii) any loss of a Material Customer or Material Supplier;

(g)               incurred, assumed or paid any material Liabilities, other than in the Ordinary Course of Business, settled any dispute or Liability pending or threatened against it or any of its properties or assets, or failed to pay or discharge when due any accounts payable or other Liabilities;

(h)               commenced, settled or compromised any Legal Proceeding;

(i)               sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any material assets or properties, other than dispositions of inventory in the Ordinary Course of Business;

(j)               acquired any properties or assets or entered into any other transaction, other than in the Ordinary Course of Business, or effected any merger, consolidation, recapitalization, redemption, reclassification, split or similar change in its capitalization;

(k)               amended or modified its Organizational Documents, except pursuant to the Reorganization;

(l)                 (i) split, combined or reclassified the Units, or (ii) declared, set aside or paid any dividend or other distribution other than distributions of cash consistent with past practice;

(m)               issued any Equity Securities to any Person other than Seller;

(n)              (i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except for the Reorganization, or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;

(o)              made (i) any change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any employee, or (ii) entered into any new, or amended or terminated any existing, Employee Benefit Plan;

(p)              experienced a breach of the Company’s information technology systems, networks, and/or services, or any unauthorized use, access, or disclosure of Personal Information in the Company’s possession, custody, or control; or

(q)               agreed to or obligated itself to do any of the foregoing.

Section 2.09            Material Contracts.

(a)               Section 2.09(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts to which the Company is a party or under which the Company has continuing Liabilities that fall within the following categories (collectively, the “Material Contracts”):

(i)              any Contract for the purchase of services or products providing for either (A) annual payments by the Company of $50,000 or more; or (B) anticipated receipts by the Company of more than $50,000 in any calendar year;

(ii)              any Contract that provides for indemnification by the Company entered into outside of the Ordinary Course of Business;

(iii)             any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of the Company, (B) any Employee (other than oral employment Contracts terminable at will without any further obligation of the Company), or (C) independent contractor;

(iv)             any Contract that relates to the sale of any of the Company’s assets, other than in the Ordinary Course of Business;

(v)              any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has continuing obligations following the date hereof;

(vi)           any Contract relating to any Indebtedness of the Company or any other Person whereby the Company guarantees such Indebtedness;

(vii)            any Contract with any Governmental Authority;

(viii)           any Contract that limits, purports to limit, impedes, interferes with or restricts the ability of the Company or its Affiliates to (A) compete with any Person in a product line or any line of business, (B) operate in any geographic area, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;

(ix)              any Contract that provides for a joint venture, partnership or similar arrangement by the Company;

(x)               any collective bargaining agreements or Contracts with any labor organization, union or association;

(xi)              any lease or sublease related to the Leased Real Property;

(xii)             any material option, license, franchise or similar Contract;

(xiii)            any Contract that obligates the Company to conduct business on an exclusive or preferential basis, that contains a “most favored nation” or similar covenant with any Person or that contains requirements, “take or pay” or similar provisions binding on the Company;

(xiv)           any Contract pursuant to which the Company grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights other than (A) licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $50,000 or less, and (B) non-exclusive licenses granted to, or by, the Company in the Ordinary Course of Business;

(xv)            any Contracts between or among the Company, on the one hand, and Seller, any Member or any Affiliate of Seller or any Member, on the other hand;

(xvi)           any Contract pursuant to which a consent or waiver of, or notice to, a counterparty thereto is required in connection with the consummation of the Transactions;

(xvii)          any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights or properties of the Company;

(xviii)         any manufacturing Contract;

(xix)            any Contract relating to the distribution, marketing or advertising of any of the Company Products;

(xx)             any Contract between the Company, on the one hand, and any distributors, manufacturers’ agents or selling agents, on the other hand, or pursuant to which the Company sells or distributes products or pays a commission to a Person with respect to the sale of the Company Products;

(xxi)            any Contract with a Material Customer, other than purchase orders entered into in the Ordinary Course of Business;

(xxii)           any Contract with a Material Supplier other than purchase orders entered into in the Ordinary Course of Business; and

(xxiii)          any Contract which is not otherwise described in clauses (i)-(xxii) above that is material to the Company.

(b)              Correct and complete copies of the Material Contracts have previously been made available to Buyer. The Company is not in breach of, or default under, any Material Contract and there is no event or condition that, with or without notice or lapse of time or both, could constitute a breach or default by the Company under any Material Contract. To Seller’s Knowledge, no other party to any Material Contract is in breach of, or default under, any Material Contract and there is no event or condition that, with or without notice or lapse of time or both, could constitute a breach or default by any other party under any Material Contract. Each of the Material Contracts is in full force and effect, is a legal, valid and binding obligation of the Company and enforceable against the Company, and, to Seller’s Knowledge, against the other parties thereto, in accordance with its terms, except as enforceability may be limited by the Enforceability Exception. There has not been any written notice or, to Seller’s Knowledge, threat to terminate any Contract to which the Company is a party. To Seller’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Contract to which the Company is a party.

Section 2.10            Real Property.

(a)              The Company does not own any real property. Section 2.10(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by the Company, and the lessor or lessee of such property (the “Leased Real Property”). The Company has a valid leasehold interest in the Leased Real Property.

(b)               Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and, to Seller’s Knowledge, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to Seller’s Knowledge, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of the Leased Real Property. There are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property, in each case that would result in a Liability of the Company. There is no Encumbrance applicable to the Leased Real Property that would impair the current use or the occupancy of such Leased Real Property by the Company. All buildings, structures, fixtures, and appurtenances comprising part of the Leased Real Property were constructed or installed in all material respects in accordance with all Laws, are, to Seller’s Knowledge, structurally sound and are in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Authority.

(c)               All improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to Seller’s Knowledge, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations with respect to the Leased Real Property set forth in the lease for the Leased Real Property that have not been satisfied by the Company. Except as set forth on Section 2.10(c) of the Disclosure Letter, there are no improvements or additions that are required to be removed by the Company pursuant to the terms of the lease for the Leased Real Property upon termination of any lease or sublease relating to the Leased Real Property. There are no damages, conditions or repairs that the Company would be obligated to repair, restore or remediate pursuant to the terms of the lease for the Leased Real Property upon termination of such lease or sublease. The Leased Real Property is supplied with utilities and other services adequate for the operation of such Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. The Company has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation of the facilities located on the Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Leased Real Property, and each such agreement or other right is in full force and effect.

(d)               There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Leased Real Property or any portion thereof or interest therein to which the Company is a party or is otherwise bound. The Leased Real Property is not shared by the Company, on the one hand, and any other Person, on the other hand, or used for any business other than the Business. The Company has the right to quiet enjoyment of all of the Leased Real Property. There has been no disturbance of, or challenge to, the Company’s quiet possession of any Leased Real Property for the full term of any applicable lease and any renewal option related thereto.

(e)               There is no pending or, to Seller’s Knowledge, threatened Legal Proceeding against or affecting the Leased Real Property.

(f)               (i) No portion of the Leased Real Property is located within a flood hazard area; and (ii) no portion of the Leased Real Property constitutes wetlands.

(g)              No impact fees have been imposed, assessed or levied against the Leased Real Property; to Seller’s Knowledge, no impact fees are contemplated by any Governmental Authorities to be imposed, assessed or levied against the Leased Real Property and any impact fees imposed, assessed or levied upon the Leased Real Property have been paid in full.

Section 2.11            Title to Assets; No Other Business; Condition.

(a)               The Company has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of the Company (including the Leased Real Property and the Company Intellectual Property Rights), free and clear of all Encumbrances, except Permitted Encumbrances. Such property and assets constitute all of the assets, rights and properties necessary and sufficient for the Company to operate the Business after the Closing in the same manner as conducted by the Company in the one-year period prior to the Closing Date. The Company does not engage in any business other than the Business.

(b)               All of the tangible properties and assets of the Company (including the building(s) and other improvements comprising the Leased Real Property) are (a) free from defects or other deficiency (whether in design or manufacture), (b) usable in the regular and Ordinary Course of Business, (c) in conformity with all applicable Laws and Permits relating to their manufacture, use and operation, (d) in good operating condition and repair, ordinary wear and tear excepted, (e) to Seller’s Knowledge, structurally sound, and (f) adequate for the purposes for which such properties and assets are being used by the Company.

Section 2.12             Intellectual Property.

(a)               Section 2.12(a) of the Disclosure Letter contains a list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any Company Intellectual Property Rights, (ii) pending applications for registration of any Company Intellectual Property Rights, (iii) Contracts under which the Company has granted or licensed to any third party any Intellectual Property Rights and/or Company Intellectual Property Rights, (iv) Contracts under which a third party has granted or licensed to the Company any Intellectual Property Rights and/or Company Intellectual Property Rights (“Licenses-In”), (v) Software (other than commercially available off-the-shelf Software licensed by the Company that is generally available on nondiscriminatory pricing terms which has an aggregate annual cost of $50,000 or less), (vi) trade secrets, (vii) unregistered Marks, and (viii) Domain Names and social media accounts, in each case owned or purported to be owned by, licensed by, licensed to or used by the Company or otherwise necessary to or used in the operation of the Business (categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software) and whether such Patents, Marks, Domain Names, Copyrights, Contracts, trade secrets and Software are owned, licensed by, licensed to or used by the Company). The Company Intellectual Property Rights listed in Section 2.12(a) of the Disclosure Letter are valid and enforceable. Buyer has had access to correct and complete prosecution histories memorializing all correspondence with the United States Patent & Trademark Office or other foreign analogue administrations or tribunals relating to applications for or registrations of the Company Intellectual Property Rights, as well as documents sufficient to show chain of title from applicable inventors or authors of such Company Intellectual Property Rights to the Company. All required filings and fees related to the Registered Intellectual Property owned by the Company have been timely submitted and paid to the appropriate Governmental Authority. All Registered Intellectual Property owned by the Company has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authority and has been properly maintained and renewed in accordance with all applicable Laws in all material respects. The formulas for each of the Company Products produced by or on behalf of the Company have been recorded in written or electronic form so that the Company can produce such Company Products after the Closing in the same manner as they were produced before the Closing and the Company has not disclosed those formulas to any Person that was not subject to an obligation of confidentiality and has otherwise taken all steps to protect the trade secret status of such formulas.

(b)              The Company owns, exclusively and beneficially, free and clear of all Encumbrances (other than Permitted Encumbrances), all rights, title, and interests in and to the Intellectual Property Rights owned by the Company, and has the valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the other Intellectual Property Rights used by the Company, and no Intellectual Property Rights owned by the Company are in the control of any Person other than the Company. No Company Intellectual Property Right is subject to any outstanding Order or Contract restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(c)              The operation of the Business, as currently conducted by the Company and as conducted since the Lookback Date, and the Company Intellectual Property Rights owned, licensed, or used by the Company, do not and since the Lookback Date have not infringed, misappropriated, diluted or otherwise violated, and have not since the Lookback Date and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.

(d)               Neither the Company nor Seller has received any written notice (including by demand letter or offer to license) alleging that the operation of the Business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person. Except as set forth on Section 2.12(d) of the Disclosure Letter, to Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property Right. There is no basis for any Legal Proceeding asserting any such infringement or asserting that the Company does not have the legal right to use any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business or that the Company unfairly competes with any Person.

(e)               The execution and delivery of this Agreement and the consummation of the Transactions will not result in any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business ceasing to be available for use in the operation of the Business on terms and conditions identical to those on which such Intellectual Property Rights were used by the Company immediately prior to the Closing.

(f)                All Software used in connection with the Business or otherwise residing on the Company’s computer systems is properly licensed, and the Company has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes. The Company is not, nor, to Seller’s Knowledge, is any other party, in breach of or in default under any such license or other Contract, and each such license and other Contract is valid and in full force and effect. The Company owns all licenses necessary to use the Software used in the operation of the Business, to Seller’s Knowledge, without claims of infringement or other violation of rights of the owner of such Software. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(g)              The Company has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the Company Intellectual Property Rights. The Company is not under any obligation to pay any royalty, license fee, or other similar consideration to any Person or to obtain any approval or consent for use of any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business.

(h)               Any Software created or developed by the Company or on its behalf is free and clear of any defects, malware, viruses, or other malicious code. The use, sale, or licensing of any Software created or developed by the Company or on its behalf is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) the Company to disclose, assign, or license any source code or any other content associated with the any of the Intellectual Property Rights used in, necessary for, or related to the conduct of the Business.

(i)               Each current and former employee of the Company and any current or former independent contractor or other Person retained by the Company who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the Company Intellectual Property Rights, has entered into a written agreement with the Company (i) presently assigning all rights in such Intellectual Property Rights to the Company, and (ii) providing that such employee, independent contractor, or other Person waives any moral rights thereto. Each current and former employee of the Company and any current or former independent contractor or other Person retained by the Company who has had access to or was provided with any material Confidential Information or trade secrets of the Company or any Confidential Information for which the Company or Seller owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with the Company or Seller containing reasonable confidentiality obligations to protect such Confidential Information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by the Company to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of the Company, or other Person, has any valid claim or right to any of the rights in the Company Intellectual Property Rights. The Company has used and uses its reasonable efforts to diligently protect its rights in the material Intellectual Property Rights owned by the Company, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom the Company owed or owes a duty of confidentiality), and there have been no acts or omissions by the Company, the result of which would be to compromise the rights of the Company in any material respect (or Buyer after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Intellectual Property Rights owned by the Company in the manner in which the Business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Intellectual Property Rights. The Company has not and has not been in violation of any confidentiality obligation owed to any other Person in any material respect.

(j)                The Company owns or has exclusive control over all Domain Names comprising the Intellectual Property Rights owned by the Company (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.

(k)              Except as would not result in a material Liability to the Company, the Company has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as used by the Company, and such consents, authorizations, permissions shall survive the Closing.

Section 2.13            Insurance(ii).

(a)               Section 2.13 of the Disclosure Letter sets forth a correct and complete list of all policies of insurance of the Company or Seller currently in effect (collectively, the “Insurance Policies”), including the carrier, description of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to each Insurance Policy. Seller has made available to Buyer correct and complete copies of each Insurance Policy.

(b)              All Insurance Policies are binding, enforceable and in full force and effect and provide insurance in such amounts and against such risks as Seller reasonably has determined to be prudent, taking into account the industries in which the Company operates. The Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of the Insurance Policies. To Seller’s Knowledge, no insurer of any Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by the Company or Seller with respect to any Insurance Policy, and no event or condition exists or has occurred that could result in cancellation of any Insurance Policy prior to its scheduled expiration date.

(c)              The Insurance Policies are sufficient for compliance by the Company with all requirements of Law and with the requirements of all Contracts to which the Company is a party. The Company has not been refused any insurance with respect to the Business or assets of the Company other than applications for insurance submitted in the ordinary course where the insurance carrier declined to quote. No Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. Neither the Company nor Seller has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy.

Section 2.14            Legal Proceedings; Orders. Except as set forth on Section 2.14 of the Disclosure Letter, the Company is not (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Seller’s Knowledge, threatened Legal Proceeding against the Company or otherwise affecting or involving the Business or the assets of the Company. To Seller’s Knowledge, there is no investigation or review pending or threatened by any Governmental Authority with respect to the Company or the Business. There are no Orders of, or before, any Governmental Authority against the Company or under which the Company is subject to ongoing obligations.

Section 2.15            Compliance With Laws; Permits; Anti-Corruption Laws.

(a)               Except as set forth on Section 2.15(a) of the Disclosure Letter, the Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to it or the Business, its properties or its assets.

(b)               Except as set forth on Section 2.15(b) of the Disclosure Letter, the Company holds all Permits required for the operation of the Business. All such Permits are valid and in full force and effect. The Company is in compliance in all material respects with the terms of such Permits, and there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened that would reasonably be expected to result in the revocation or termination of any such Permit. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any Permit necessary or advisable for the lawful conduct of the Business.

(c)               Since the Lookback Date, none of the Company nor any of its directors, managers, officers or employees, or to Seller’s Knowledge, any agent or other person acting on behalf of the Company has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Foreign Corrupt Practices Act of 1977 or any anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor (i) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving the Company or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to Seller’s Knowledge, threatened, nor have any disclosures been submitted by the Company to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by any such Person.

(d)               Since the Lookback Date, neither the Company nor any of its directors, managers, officers or employees, or, to Seller’s Knowledge, any agent or other Person acting on behalf of the Company has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) or any other anti-money laundering Law applicable to it (“AML Laws”).  Neither the Company nor any of its directors, managers, officers or employees, or, to Seller’s Knowledge, any agent or other Person acting on behalf of the Company has, directly or indirectly, (i) used any funds of the Company to engage in illegal conduct under any applicable Laws, (ii) engaged in transactions intended to or having the effect of disguising the nature, location, source, ownership or control of funds, (iii) engaged in transactions involving funds that are the proceeds of unlawful activity, or (iv) engaged in a financial transaction designed in whole or in part to avoid a financial reporting requirement under any applicable Law.  No Legal Proceeding involving the Company or any of its directors, managers, officers, employees, agents or other Persons acting on their behalf, with respect to any AML Law is pending or, to Seller’s Knowledge, threatened, nor have any disclosures been submitted by the Company to any Governmental Authority with respect to potential violations of any AML Law by any such Person.

(e)               Since the Lookback Date, the Company has conducted its import and export transactions in accordance with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company conducts the Business.

Section 2.16            Environmental Matters.

(a)               The Company is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.

(b)               The Company possesses and is in compliance in all material respects with all Permits required by all applicable Environmental Laws. All such environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with all Environmental Laws. With respect to any such environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any written communication regarding any material adverse change in the status or terms and conditions of the same. The Company has obtained all necessary approvals from the U.S. Department of Agriculture, the Environmental Protection Agency, and any applicable state Department of Agriculture with respect to the importation of any fertilizer or pesticide into the United States.

(c)              All Company Products which the Company sells, distributes or otherwise causes to be entered into commerce have been labeled accurately and as required by all Environmental Laws including, in accordance with the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq, any state labeling Law, and in accordance with applicable industry standards including standards of the Association of American Plant Food Control Officials (“AAPFCO”). The Company has obtained all required certifications with respect to any Company Product that is labeled as “organic” including from the Organic Materials Review Institute, AAPFCO, or other applicable third-party or Governmental Authority, and meets all requirements with respect to any Company Product that is labeled as “organic” pursuant to National Organic Standards or any other standard. The Company has adequate processes and systems in place and has adequately educated its personnel in a manner consistent with common industry practice, to comply with all federal, state and local Laws relating to handling and labeling of organic products, including the National Organic Standards as promulgated by the U.S. Department of Agriculture (“USDA”). Any product which the Company imports for sale as organic has been approved by the National Organic Program of USDA’s Agricultural Marketing Service. All organic product certifications are listed on Section 2.16(c) of the Disclosure Letter, and are in full force and effect.

(d)              (i) Since the Lookback Date, no written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by the Company or Seller, and (ii) there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against the Company, in the case of each of (i) and (ii), that alleges a violation of or Liability under any Environmental Law by the Company that has not been settled, dismissed, paid or otherwise resolved. Since the Lookback Date, there have been no regulatory compliance inspections at any Leased Real Property by any Governmental Authority that have not been resolved to the satisfaction of the applicable Governmental Authority.

(e)              Neither the Company nor Seller has received any notice from a Governmental Authority or other Person that the Company is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation relating to the Company or any Leased Real Property.

(f)               There have been no Releases at any Leased Real Property of Hazardous Materials as a result of any operations or activities of the Company or its contractors or third-party operators that would reasonably be expected to result in a Liability of the Company.

(g)               No Hazardous Materials are present at, on, in or under any Leased Real Property or any real property formerly owned or leased by the Company in violation of or giving rise to Liability under applicable Environmental Laws.

(h)               No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(i)                Seller has made available to Buyer copies of all environmental reports, studies and assessments that are in the possession, custody or control of or readily obtainable by the Company, Seller or any of their Affiliates pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials.

Section 2.17            Employee Benefits.

(a)               Section 2.17(a) of the Disclosure Letter contains a correct and complete list of each material Employee Benefit Plan in which any Employee participates. For each Employee Benefit Plan listed on Section 2.17(a) of the Disclosure Letter, Seller has made available to Buyer: (i) the current plan document (or, in the case of a material unwritten Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination or opinion letter from the IRS. In addition for each Employee Benefit Plan, Seller has made available to Buyer: (i) all trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (ii) evidence of satisfaction of nondiscrimination testing, (iii) all applications or filings made by or on behalf of any Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (iv) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor received since the Lookback Date.

(b)               The Company does not maintain, sponsor, or contribute to and has not maintained, sponsored, or contributed to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. Neither the Company nor any member of the Controlled Group currently has, or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan for which, in any case the Company would reasonably be expected to have any Liability after the Closing. The Transactions are not a transaction described in Section 4069 or 4212(c) of ERISA.

(c)               Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to Seller’s Knowledge, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter or opinion letter.

(d)               Each Employee Benefit Plan has been established, maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Laws, including ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. The Company has made full and timely payment of all contributions required to be made to any Employee Benefit Plan by the terms of such plan or under Law. All contributions which are required to be made by the Company to any Employee Benefit Plan for any period ending prior to the Closing Date, but which are not due by the Closing Date and all benefits accrued under any unfunded Employee Benefit Plan are properly accrued in the Closing Net Working Capital. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could reasonably be expected to result in any material Liability or excise Tax under ERISA or the Code being imposed on the Company.

(e)               There is no pending or, to Seller’s Knowledge, threatened, assessment, complaint or Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits). No Employee Benefit Plan is currently the subject of an audit or examination of a Governmental Authority.

(f)                None of the Employee Benefit Plans in which Employees or former employees of the Company participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of the Company except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other Law.

(g)               Nothing has occurred with respect to any Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company, or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980H of the Code.

(h)              Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise Taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i)                The Company is not under any obligation (express or implied) to modify any Employee Benefit Plan, or to establish any new Employee Benefit Plan. Each Employee Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(j)                Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event), (i) entitle any Employee or service provider of the Company to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from the Company, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due to any Employee or service provider of the Company.

Section 2.18            Employment Matters.

(a)               Section 2.18(a) of the Disclosure Letter contains a correct and complete list of all persons who are Employees of the Company and sets forth for each Employee the following: (i) name; (ii) title or position; (iii) whether full-time or part-time; (iv) hire date; (v) current annual base compensation or rate of pay; and (vi) commission, bonus or other incentive-based compensation.

(b)              The Company is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. The Company is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit requirements.

(c)               From December 31, 2019 through the date of this Agreement, the Company has not, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any Employee, or (ii) materially reduced the hours of any Employee. No Legal Proceeding is pending against or, to Seller’s Knowledge, is threatened against the Company or Seller with respect to anything set forth in preceding sentence. The Company has promptly and thoroughly investigated all formal relevant occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, the Company has taken prompt corrective action to the extent necessary to prevent further spread of COVID 19 within the workplace.

(d)               The Employees are, and have been since the Lookback Date, properly classified under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such Employees. The Company is not delinquent with respect to, nor has it failed to pay any of its employees, consultants or contractors for any wages due, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.

(e)               (i) The Company is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to Seller’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s Knowledge, threatened against the Company, and (iii) there are no unfair labor practice complaints pending or, to the Seller’s Knowledge, threatened against the Company before any Governmental Authority.

(f)                The employment of each Employee is terminable at will and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any Employee. To Seller’s Knowledge, none of the Employees intends to terminate his or her employment with the Company. The Company is not engaged in any material dispute or litigation with any Employee.

(g)               The Company is not a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a director, officer, manager, employee or independent contractor of the Company. To Seller’s Knowledge, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of the Company.

Section 2.19       Taxes.

(a)               From December 31, 2014 until the contribution set forth on Exhibit B, the Company has been a validly electing S corporation (within the meaning of Section 1361(a) of the Code and any similar or analogous provisions of state of local Law). Immediately after such contribution but prior to the conversion set forth on Exhibit B, the Company was properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code. At all times since the consummation of such conversion, the Company has been classified as disregarded as an entity separate from the Seller for federal (within the meaning of Treasury Regulations Section 301.7701-2(c)(2)) and state and local income Tax purposes (where applicable state or local jurisdictions conforms with the Treasury Regulations as to classification of entities).

(b)               All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, correct and complete. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

(c)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of Law. The Company has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.

(d)               The Company has not received any claim from any Taxing Authority in any jurisdiction where it does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(f)                The amount of the Company’s Liability for unpaid Taxes (i) did not, as of December 31, 2020, exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the Audited Financial Statements and (ii) do not exceed the reserves (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of such Audited Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns (and which reserves shall not exceed comparable amounts incurred in similar periods in prior years).

(g)               Set forth on Section 2.19(g) of the Disclosure Letter is a list of:

(i)                 the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)              those years for which examinations by the Taxing Authorities have been completed; and

(iii)            those taxable years for which examinations by Taxing Authorities are presently being conducted.

(h)               All deficiencies asserted, or assessments made, against the Company by any Taxing Authority have been fully paid.

(i)                 The Company is not a party to any Legal Proceeding, audit or examination with or by any Taxing Authority. The Company has received no notice of any pending or threatened Legal Proceedings, audits or examinations by any Taxing Authority against the Company.

(j)                 The Company has made available to Buyer correct and complete copies of (i) all of the federal Income Tax Returns of or relating to the Company for taxable periods ending after December 31, 2016, (ii) any state, local or foreign Tax Returns of or relating to the Company for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to the Company for all Tax Periods ending after December 31, 2016.

(k)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l)                 No private letter rulings, technical advice memoranda or similar Contracts or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.

(m)             The Company has never been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(n)               Neither the Company, Buyer nor any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or any portion thereof ending after the Closing Date with respect to the Company as a result of:

(i)                 any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)              an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)             interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Section 951 of the Code;

(v)               any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(vi)             intercompany transactions occurring prior to the Closing Date or any excess loss account in existence prior to the Closing Date described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);

(vii)          the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law; or

(viii)        any election under Section 108(i) of the Code (or similar provision of any state, local or foreign Law); or

(ix)             any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.

(o)               Neither the Company, Buyer nor any of their Affiliates will be required to include any item of income in its taxable income under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to the Company attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to the Company, or the income, assets or operations of the Company, (ii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law) that is related or attributable to the Company or the income, assets or operations of the Company, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, with respect to any Pre-Closing Tax Period.

(p)               The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)               The Company is not and has not been a party to or bound by any tax indemnity Contract, tax sharing Contract, tax allocation Contract or similar Contract.

(r)                The Company will not be required to make a payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing.

(s)                No property owned by the Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(t)                 Set forth on Section 2.19(t) of the Disclosure Letter contains a list of all jurisdictions in which the Company files (or has filed in the immediately preceding taxable year) income and other material Tax Returns.

(u)               Seller is not a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(v)               The Company is not a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.

(w)             There are no outstanding (i) powers of attorney affirmatively granted by the Company concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.

(x)               The Company is in compliance with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of the Company and the consummation of the Transactions do not adversely affect the Company’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.

(y)               The Company has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. The Company has timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(z)               The Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).

(aa)            The Company does not have a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

(bb)           No Section 197 intangible (within the meaning of Section 197 of the Code) of the Company will be subject to the anti-churning rules of Section 197(f)(9) of the Code or Treasury Regulations Section 1.197-2(h) as a result of the Transactions.

(cc)            Within the past three (3) years, the Company has not been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).

(dd)           The Company is in compliance with all state unclaimed property Laws and has remitted to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules established with respect thereto.

(ee)            The Company has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

For purposes of this Section 2.19, the Company shall be deemed to include any predecessor of the Company, any Person which merged, converted or was liquidated with and into the Company or any Person from which the Company incurs a Liability for Taxes as a result of transferee Liability.

Section 2.20       Affiliate Transactions. Except as set forth on Section 2.20 of the Disclosure Letter, no owner, manager, director, officer or employee of Seller or the Company or any member of such owner’s, manager’s, director’s, officer’s or employee’s immediate family, Seller or any Affiliate of any of the foregoing or any entity in which any such Person owns more than a five percent ownership interest (a) is or has since the Lookback Date been (i) a director, officer, manager or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company (other than a Person that has publicly-traded equity securities) (ii) a party to any Contract with or binding upon the Company or any of its assets, rights or properties, (iii) has any interest (real, personal, or mixed and whether tangible or intangible) in any property used in or pertaining to the Business, or (iv) has engaged in any transaction or business dealings with the Company, (b) is owed any money by the Company, other than for services rendered in the Ordinary Course of Business, or (c) owes any money to the Company. There are no intercompany accounts or Contracts between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand. As of the Closing, there are no Liabilities of the Company to Seller or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between Seller and any of its Affiliates, on the one hand, and the Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any Tax Liability of the Company or Buyer.

Section 2.21       Products; Recalls.

(a)               Section 2.21(a) of the Disclosure Letter contains a list of all jurisdictions in which the Company has registered any of the Company Products. The Company and the Company Products are, and since the Lookback Date have been, in compliance in all material respects with (i) the applicable Laws administered by the United States Environmental Protection Agency (the “EPA”) and any applicable Laws administered by any other federal, international, state or local Governmental Authority responsible for regulating the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of the Company Products (together with the EPA, collectively, the “Product Authorities” and all such Laws, collectively, “Product Laws”), and (ii) all terms and conditions imposed in any Permits granted to the Company by any Product Authority. The Company Products are, and since the Lookback Date have been, (i) properly manufactured, produced, processed, handled, distributed and stored, are not adulterated and are properly packaged, labeled and advertised and fit for the use for which they are intended, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Product Laws, (iv) registered in all jurisdictions required by applicable Law, and (v) in conformity with all express and implied warranties and guaranties. The Company and, to the Seller’s Knowledge, the suppliers and subcontractors of the Company are, compliant in all material respects with all Laws and are not in breach of quality control, product safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the Company Products.

(b)               The Company has made available to Buyer the standard terms and conditions of sale for all the Company Products (containing applicable guaranty, warranty and similar indemnity provisions). None of the Company Products are subject to any guaranty, warranty or other indemnity beyond such standard terms and conditions of sale. Except as set forth on Section 2.21(b) of the Disclosure Letter, none of the Company Products are or have been found to be misbranded, packaged, labeled or advertised in a manner contrary to Laws or that is, or could reasonably be construed to be, false or misleading.

(a)               Since the Lookback Date, the Company has not received and is not subject to, (i) any letter, notice or other written adverse communications from EPA regarding compliance with Law; (ii) any written adverse communications from any other Product Authority regarding compliance with any Law relating to the manufacture, storage, distribution, sale, safety, packaging, labeling or advertising of Company Products; or (iii) any written adverse communication or notice of violation from any consumer or individual acting in the public interest, or any attorney acting on behalf of any consumer of individual acting in the public interest. There are no claims or demands pending, or, to Seller’s Knowledge, threatened, against the Company for indemnification from any distributors or retailers regarding voluntary or mandatory recalls or market withdrawals. Since the Lookback Date, except as set forth on Section 2.21(b) of the Disclosure Letter, the Company has not received written notice of, or been subject to, any claim or finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Product Authorities, in respect of any of (i) the Company Products, (ii) the ingredients in the Company Products, or (iii) the facilities at which the Company Products are manufactured, packaged, stored, or distributed. Since the Lookback Date, the Company has not received written notice of, or been subject to, (i) any notice of claim, demand letter, notice of violation, or similar communication from or on behalf of an individual, consumer, retailer or distributor, or (ii) any claim for defense and/or indemnification from or on behalf of any distributor or retailer concerning any claim or allegation of personal/bodily injury, property damage, or false or misleading labeling or advertising with respect to the Company Products.

(b)               Since the Lookback Date, except as set forth on Section 2.21(b) of the Disclosure Letter, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Company Products. To the Seller’s Knowledge, there is no reason to believe that a basis for a recall or withdrawal of any of the Company Products may be required under Laws or any policy applicable to the Company and, to the Seller’s Knowledge, no recall has been threatened by any Governmental Authority and no recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Company Products is being considered by the Company.

Section 2.22       Material Customers and Material Suppliers. Set forth on Section 2.22(a) of the Disclosure Letter is a list of Material Customers and Material Suppliers. Such information was produced from the books and records of the Company and is correct and complete. Since January 1, 2020, no Material Customer or Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to the Seller’s Knowledge, intends to discontinue or material reduce, its business relationship with the Company or the Business. Since January 1, 2020, no Material Customer or Material Supplier has modified in a manner adverse to the Company the material terms of its business relationship with the Company or the Business. The Company is not involved in any material dispute with any customer or supplier of the Company or the Business. Except as set forth on Section 2.22(b) of the Disclosure Letter, the Company does not sell any Company Products or sell any services directly to (i) any cannabis growers, or (ii) any distributors or retailers that sell exclusively to Persons that are cannabis growers.  None of the customers set forth on Section 2.22(b) of the Disclosure Letter is a Material Customer.

Section 2.23       Data Security.

(a)               Except as set forth on Section 2.23(a)(i) of the Disclosure Letter, the data, privacy and security practices of the Company have since the Lookback Date complied in all material respects with, and conformed in all material respects to, all of the (i) Privacy Commitments, (ii) all (A) Laws concerning the privacy, security, or Processing of Personal Information (including all applicable data breach notification Laws, consumer protection Laws, Laws concerning requirements for website Privacy Policies and practices, social security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications), (B) Federal Trade Commission regulations, guidelines, and staff reports (including Section 5 of the Federal Trade Commission Act), and any interpretive rules and enforcement actions by a state attorney general, and (C) rules of all applicable self-regulatory organizations, including, as applicable, the Payment Card Industry Data Security Standard, in each case as applicable to the Company (collectively, “Privacy Laws”), and (iii) Contracts to which the Company is a party or is otherwise bound. Privacy Laws include, as applicable to the Company, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. The Company has: (i) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for the Business and required by applicable Privacy Laws and (ii) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required by applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of the Company, collectively, “Privacy Commitments”). “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information. “Privacy Policies” means, collectively, the Company’s past or present, internal, employee-facing, or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information. Section 2.23(a)(ii) of the Disclosure Letter contains a listing of each such Privacy Policy, and the period of time during which each such Privacy Policy was or has been in effect. None of (i) the execution, delivery and performance of this Agreement, or (ii) the use by Buyer of the Company’s databases or data or other information relating to its customers, end users or data subjects in the same manner in which they are currently used by the Company will cause, constitute, or result in a breach or violation of any Privacy Laws or Privacy Commitments, or any Contracts to which the Company is a party (including the terms of service entered into by users of the Company’s websites), or require the consent of or notice to any individual concerning such individual’s Personal Information. Since the Lookback Date, no disclosure or representation contained in any Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy Laws. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by the Company, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information. To the Seller’s Knowledge, any vendor, processor, or other third party Processing Personal Information for or on behalf of the Company (collectively, “Subprocessors”) are, and since the Lookback Date have been, in compliance in all material respects with the Privacy Commitments and applicable Privacy Policies. The Company has taken all commercially reasonable measures to ensure that each Subprocessor has complied in all material respects with its contractual obligations to the Company concerning the privacy, security, and Processing of Personal Information.

(b)               Since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by the Company or any other Person on the Company’s behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by the Company or any other Persons on the behalf of the Company ((i) and (ii) collectively, a “Security Breach”). The Company has, since the Lookback Date, used all commercially reasonable, and at minimum, industry-standard, controls, technologies, processes and practices to detect, identify and remediate Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of a Security Breach, and the Company, since the Lookback Date, has required the Subprocessors to do the same. No circumstance has arisen in which applicable Privacy Laws would require the Company to notify a Governmental Authority or other Person of an Security Breach, and the Company has not received from any Governmental Authority or other Person any complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected Security Breach, and to Seller’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.

(c)               The Company has comprehensive disaster recovery and security plans and procedures, including a written information security program, that contain adequate and effective administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the Business, Personal Information, and the computer systems, networks and servers of the Company from failure, unauthorized use, access or other Processing, and the Company is in compliance in all material respects with such plans and procedures. The Company has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and Confidential Information of the Company and any Personal Information held or used by the Company, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual, attempted, or, to Seller’s Knowledge, threatened breaches of the security of the computer systems, networks or servers of the Company or, to Seller’s Knowledge, any of the agents, representatives or contractors of the Company, or any loss or unauthorized disclosure of Personal Information in the possession, custody, or control of the Company or any of its employees, agents, representatives, or contractors, which required notice to any third Person or Governmental Authority and, to Seller’s Knowledge, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and Confidential Information of the Company has occurred. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by the Company are reasonably sufficient for operation of the Business as currently conducted. Since January 1, 2020 there has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by the Company.

(d)               The Company has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services and there is no reasonable basis to believe that the Company is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.

Section 2.24       Inventory. All inventory of the Company consists of new and unused items of a quality, quantity and condition that (a) is useable and saleable in the Ordinary Course of Business, (b) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged stale, discontinued or defective, and (c) was manufactured or acquired by the Company in the Ordinary Course of Business. The quantities of each of the categories of inventory of the Company is at a level normal and adequate for the continuation of the Business in the Ordinary Course of Business. The Company is not in possession of any inventory not owned by the Company, including goods already sold. None of the inventory of the Company has been consigned to any Person.

Section 2.25       Accounts Receivable. The accounts receivable of the Company represent valid obligations that arose from bona fide transactions in the Ordinary Course of Business and are collectible in full, net of any reserves reflected in the Closing Net Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Seller’s Knowledge, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Financial Statements and the accounting records of the Company are adequate and calculated consistent with past practice.

Section 2.26       COVID-19. The Company is not and has never been a party to any Contract under, and has not otherwise participated in, the United States Small Business Administration’s Paycheck Protection Program created under the CARES Act or any other federal, state or local Governmental Authority’s stimulus program or economic relief plan in connection with COVID-19.

Section 2.27       Brokers. Except for Greyhawk Advisors, LLC, there is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company, who might be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transactions.

Section 2.28       Disclosure. To Seller’s Knowledge, no representation or warranty or other statement made by the Company, Seller or the Members in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made, not misleading

Section 2.29       No Other Representations and Warranties. Except for the representations and warranties contained in this Article II and Article III (including the related portions of the Disclosure Letter) or in any certificate delivered by the Company or Seller pursuant to this Agreement, none of Seller, the Company, or the Members has made or makes to Buyer any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER & MEMBERS

Each of Seller and the Members, jointly and severally, represents and warrants to Buyer as follows:

Section 3.01       Ownership Seller is the sole owner of record and beneficially of the Units, and has good and marketable title to the Units, free and clear of any Encumbrance. Immediately prior to the Reorganization, the Members were the record and beneficial owners of, and had good and marketable title to, the Units, free and clear of all Encumbrances. The instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer the entire legal and beneficial ownership of the Units to Buyer and, immediately following the Closing, Buyer will be the sole owner of record and beneficially of the Units and have good and marketable title to the Units, free and clear of all Encumbrances.

Section 3.02       Organization; Authority; Enforceability.

(a)               Seller is a limited liability company duly organized, validly existing and in good standing (or its equivalent) under the Laws of the State of California and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each of Seller and the Members has all necessary power and authority to enter into this Agreement and all other Transaction Agreements to which such Person is a party, to carry out his, her or its obligations hereunder and thereunder (including transferring and delivering to Buyer valid title to the Units) and to consummate the Transactions. The execution, delivery and performance by Seller and each of the Members of this Agreement and the other Transaction Agreements to which Seller and each such Member is a party, and the consummation of the Transactions, are within the limited liability company or individual power and capacity of Seller and each such Member, as applicable. The execution, delivery and performance by Seller and each Member of this Agreement and the other Transaction Agreements to which Seller and each such Member is a party, and the consummation by Seller and the Members of the Transactions, have been duly and validly authorized by all necessary actions (including any action by the members and manager of Seller), and no other action on the part of Seller or any of the Members is necessary to authorize the execution, delivery and performance by Seller and the Members of this Agreement and the other Transaction Agreements to which Seller or any Member is a party, and the consummation by Seller and the Members of the Transactions.

(b)               This Agreement and the other Transaction Agreements to which Seller or any Member is a party have been duly executed and delivered by Seller and the Members, and (assuming due authorization, execution and delivery by Buyer) this Agreement the other Transaction Agreements to which Seller or any Member is a party constitute a legal, valid and binding obligation of Seller or such Member, as applicable, enforceable against Seller or such Member in accordance with its terms, except as enforceability may be limited by the Enforceability Exception.

Section 3.03       No Conflicts; Consents. The execution, delivery and performance by Seller or the Members of this Agreement and the other Transaction Agreements to which Seller or any Member is a party, and the consummation of the Transactions, does not and will not (a) result in a violation or breach of the Organizational Documents of Seller or any Member to the extent it is an entity, (b) result in a violation or breach of any Law or Order applicable to Seller or any Member, (c) require the consent, notice, waiver, filing or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, give rise to a right of termination of, or result in the acceleration of any right or obligation under, any Contract to which Seller or any Member is a party or by which its assets are bound, or (d) result in the creation or imposition of any Encumbrance on any asset of the Company, except for Permitted Encumbrances. No consent, waivers, approval, Permits, Orders, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Member in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which Seller or any Member is a party, and the consummation of the Transactions.

Section 3.04       Brokers. Except for Greyhawk Advisors, LLC, there is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Members who might be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Transactions.

Section 3.05       Litigation. Neither Seller nor any Member is a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Seller’s Knowledge, are there any threatened Legal Proceeding against Seller or any Member or otherwise affecting Seller or any Member that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair Seller’s or any such Member’s ability to consummate the Transactions.

Section 3.06       Investment Purpose; Restricted Stock. Seller is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares in a transaction other than a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”). Seller is an "accredited investor” as defined in Rule 501 under the Securities Act. Seller acknowledges and understands that the Shares that the Seller is acquiring pursuant to this Agreement are unregistered, restricted securities which may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Seller unless the Shares are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is otherwise available. Seller acknowledges that any certificates representing the Shares will bear a restrictive legend in a form reasonably required by Buyer and hereby consents to the transfer agent for the Shares placing a stop-transfer notation on its records to implement the restrictions on transfer described herein. Seller understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, must be held indefinitely and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such assignment or transfer is permitted pursuant to Rule 144 promulgated under the Securities Act or (C) Seller shall have delivered to Buyer an opinion of counsel, in a generally acceptable form, to the effect that the Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration.

Section 3.07       SEC Filings. Seller and each Member acknowledges that Buyer has furnished Seller and each Member with access via Buyer's website to a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the SEC since December 9, 2020 (the “SEC Documents”), which are all the documents that the Company was required to file with the SEC since such date, and Seller and each Member have carefully reviewed the SEC Documents. Seller and each of the Members acknowledge that it and he has been afforded: (i) the opportunity to ask such questions as it or he has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the merits and risks of the investment in the Shares; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the merits and risks of the investment in the Shares; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision. Seller and each of the Members understand that its investment in the Shares involves a high degree of risk. Seller and each of the Members have sought such accounting, legal and tax advice as it or he has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

Section 3.08       Acknowledgement and Representations by Seller and Members. Seller and the Members acknowledge and agree that they have conducted their own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Buyer. In entering into this Agreement, Seller and each of the Members have relied solely upon its or his own investigation and analysis and the representations and warranties set forth in Section 3.07 and those of Buyer set forth in this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01       Organization of Buyer; Authority of Buyer; Buyer Enforceability.

(a)               Buyer is a corporation duly organized, validly existing and in good standing (or its equivalent) under the Laws of Delaware. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation of the Transactions, are within the corporate power of Buyer. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transactions have been duly authorized by all necessary actions on the part of Buyer, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation by Buyer of the Transactions.

(b)               This Agreement and the other Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller, the Company and the Members) this Agreement and the other Transaction Agreements to which Buyer is a party constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Exception.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the consummation of the Transactions, does not and will not (a) result in a violation or breach of the Organizational Documents of Buyer, (b) result in a violation or breach of any Law or Order applicable to Buyer, (c) require the consent, notice, waiver, filing or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, give rise to a right of termination of, or result in the acceleration of any right or obligation under, any Contract to which Buyer is a party or by which its assets are bound, or (d) result in the creation or imposition of any Encumbrance on any asset of Buyer, except for Permitted Encumbrances; except, in the case of each of clauses (b), (c) and (d), that would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions. No consent, waivers, approval, Permits, Orders, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the other Transaction Agreements to which Buyer is a party, and the consummation of the Transactions.

Section 4.03       Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of the Units. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom, and subject to applicable state securities laws and regulations. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04       Brokers. Except for Rothschild & Co US Inc., there is no broker, finder, investment banker, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any brokerage finder’s or other fee or commission from Buyer in connection with the Transactions.

Section 4.05       Sufficiency of Funds. On the Closing Date Buyer will have sufficient funds available to pay the Estimated Closing Purchase Price. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Section 4.06       Valid Issuance. If and when issued and delivered in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances except as are imposed by applicable securities Laws.

Section 4.07       Legal Proceedings. There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against or by Buyer that challenge or seek to prevent, enjoin or otherwise materially impair or delay Buyer’s ability to consummate the Transactions.

Section 4.08       Acknowledgement and Representations by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Company. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Seller and the Members set forth in this Agreement and the other Transaction Agreements.

Section 4.09       No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Letter) or in any certificate delivered by Buyer pursuant to this Agreement, Buyer has not made and does not make to the Seller or any of the Members any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

Article V

PRE-CLOSING COVENANTS

During the Pre-Closing Period, Buyer, the Company, Seller and the Members each covenant and agree as follows:

Section 5.01       Information Prior to Closing. Seller shall provide, and cause the Company to provide, Buyer and its Representatives (i) access to, and permit Buyer and its Representatives to review, the Company’s properties, assets, Contracts, accounts, books and records, (ii) financial and operating data and any other information relating to the Company as Buyer or its Representatives may reasonably request, and (iii) such other information as shall have been reasonably requested by Buyer or its Representatives for purposes of consummating the Transactions. Seller shall instruct the employees, counsel and advisors of the Company to reasonably cooperate with Buyer in its investigation of the Company. Notwithstanding any provision of this Agreement to the contrary, neither Seller nor the Company shall be required to provide access to or disclose information to Buyer or its Representatives where such access or disclosure would jeopardize the attorney-client privilege of the Person in control or possession of such information or violate any applicable Law (including any applicable Law regarding the privacy of customers); provided, that Seller shall inform Buyer of the general nature of the document or information being withheld and reasonably cooperate with Buyer to provide such document or information in a manner that would not result in the loss or waiver of such privilege or violation of such applicable Law, or unless such access or disclosure can be provided pursuant to a joint defense, common interest or similar agreement,

Section 5.02       Operation of Business.

(a)               During the Pre-Closing Period, Seller shall, and shall cause the Company to, (i) conduct the Business in the Ordinary Course of Business, and (ii) use its Commercially Reasonable Efforts to preserve and maintain existing relations with employees, customers, contractors, distributors, vendors and other Persons with whom the Company has business relations.

(b)               During the Pre-Closing Period, except to the extent that Buyer shall otherwise consent in writing, Seller shall not, and shall not permit the Company to, take (or omit to take) any action that, if taken (or omitted to be taken) prior to Effective Date would have been required to be set forth on Section 2.08 of the Disclosure Letter.

(c)               Without limiting the forgoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Company’s operations prior to the Closing.

Section 5.03       Confidentiality; Publicity. Upon execution of this Agreement, Buyer will issue a press release regarding this Agreement and the Transactions, which has been approved by Seller. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of any stock exchange, prior to the Closing, no press release or public announcement related to this Agreement or the Transactions or any other announcement or communication (other than communications by the Company, Buyer or any of their respective officers, managers, employees and agents in the Ordinary Course of Business) to the employees, customers, suppliers or other business relations of the Company or Buyer shall be issued or made without the joint approval of Buyer and Seller, which approval shall not be unreasonably withheld or delayed, and the parties shall use reasonable efforts to agree upon the text of any such press release or public announcement prior to its release. Notwithstanding the foregoing, each Party may make announcements and communications regarding this Agreement and the Transactions consisting of information contained in and otherwise consistent with any previously issued press release or public announcement to such Party's employees, customers, suppliers and other interested parties without the consent of the other Parties. The provisions of this Section 5.03 shall control over any contrary provisions in the Confidentiality Agreement.

Section 5.04       Consents; Further Actions.

(a)               Buyer and Seller shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably required in connection with the consummation of the Transactions.

(b)               Seller and the Company shall use Commercially Reasonable Efforts to obtain the consent or approval (or waiver thereof) of any Person that is necessary for the execution and delivery of, or the performance of the Company’s and Seller’s obligations pursuant to, this Agreement, subject to the other provisions of this Section 5.04. Buyer shall reasonably cooperate with Seller and the Company in attempting to obtain the consents, approvals and waivers contemplated by this Section 5.04(b), including providing to such Person(s) such financial statements and other financial information as such third parties may reasonably request.

(c)               The Parties hereto shall use Commercially Reasonable Efforts, and shall reasonably cooperate with each other, and shall cause their Affiliates to use their Commercially Reasonable Efforts and reasonably cooperate, to (i) prepare all documentation necessary to make all necessary filings with any Governmental Authority and (ii) obtain any consents and approvals (or waivers thereof) of any Governmental Authority, in each case that are required to permit the consummation of the Transactions. Buyer and the Company shall advise each other as to material developments with respect to the status of receipt of such consents, approvals and waivers. The Parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, approvals and waivers and shall promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof in accordance with the provisions of this Section 5.04.

Section 5.05      Exclusivity. During the Pre-Closing Period, Seller, the Company and each Member shall not, and shall not permit any of his, her or its respective Affiliates or Representatives to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the Business or properties of the Company or the Transactions to, or (v) afford any access to the Company’s properties, books or records to, any Person, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the Equity Securities or assets of the Company or Seller (other than the sale of inventory in the Ordinary Course of Business), a merger or consolidation involving the Company or Seller, or any similar transaction, in each case except as contemplated by this Agreement (an “Alternative Transaction”), or (b) enter into or participate in any discussions or negotiations regarding, or accept any proposal or enter into any agreement for, an Alternative Transaction. During the Pre-Closing Period, Seller, the Company and each Member shall, and shall cause its Affiliates and Representatives to, immediately cease all discussions and actions which violate or conflict with this Section 5.05. During the Pre-Closing Period, Seller, the Company and each Member shall, promptly following receipt, give Buyer notice of any inquiry, communication or proposal regarding an Alternative Transaction (and the terms thereof) received by Seller, the Company, any Member or any of his, her or its respective Affiliates or Representatives. Seller and each Member shall be responsible for any breach of this Section 5.05 by his, her or its Affiliates or Representatives. Seller, the Company and each Member represents that neither he, she or it nor any of his, her or its Affiliates or Representatives is a party to or bound by any Contract with respect to an Alternative Transaction

Section 5.06       R&W Insurance. The Parties hereto acknowledge that, as of the Effective Date, the Buyer has obtained a binder for the R&W Insurance Policy and that a correct and complete copy of such conditional binder has been provided to Seller. On or before the Closing, the Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, taxes related to such policy and other fees and expenses of such policy; provided that Seller shall reimburse Buyer for 50% of the aggregate amount of such costs and expenses at the Closing which shall be treated as a Transaction Expense.

Section 5.07       Notice of Termination of Employment. During the Pre-Closing Period, Seller shall promptly provide Buyer notice in writing if any officer or key employee of the Company terminates his or her employment with the Company or provides written notice to such Company that he or she will reduce his or her role or scope of duties with the Company.

Section 5.08       Data Room. Within five Business Days after the Effective Date, Seller shall deliver to Buyer three compact discs or USBs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of 5:01 p.m., Pacific Time on the second Business Day prior to the Effective Date.

Article VI

POST-CLOSING COVENANTS

Section 6.01       Further Assurances. Following the Closing, upon the reasonable request of any Party and upon reimbursement of such other Party's out-of-pocket expenses, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

Section 6.02       Employees; Benefit Plans.

(a)               For a period of 12 months following the Closing Date, Buyer shall provide each employee of the Company as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) annual base salary (or, in the case of an hourly Continuing Employee, the base hourly wage rate) that is at least equal to the annual base salary (or base hourly wage rate, as applicable) payable to such Continuing Employee immediately prior to the Closing, (ii) to the extent applicable to a Continuing Employee, a bonus or incentive compensation opportunity (excluding equity incentives), comparable in the aggregate to those (excluding equity incentives) provided to the Continuing Employee immediately prior to the Closing, and (iii) other employee benefits that are comparable in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the Closing, in each case to the extent such information is made available to Buyer and except as otherwise provided in the Employment Agreements.

(b)               From and after the Closing, to the extent that Seller provides Buyer with the data necessary to do so in a form reasonably acceptable to Buyer, Buyer shall use its commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Buyer or its Affiliates (including any professional employment organization) in which the Continuing Employees are eligible to participate following the Closing (collectively, the "Buyer Plans") to give each Continuing Employee service credit for such Continuing Employee's employment with the Company for purposes of vesting, eligibility to participate and waiting periods under each applicable Buyer Plan, as if such service had been performed with Buyer or its Affiliates (except for benefit accrual purposes or to the extent it would result in a duplication of benefits).

(c)               Buyer shall use commercially reasonable efforts to (i) cause to be waived for the Continuing Employees (and their dependents) all pre-existing condition exclusions, actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under the Buyer Plans, and (ii) cause any deductible, co-insurance, co-payments, and out-of-pocket expenses paid by the Continuing Employees (and their dependents) under the Employee Benefit Plans on or before the Closing Date to be taken into account under any applicable Buyer Plan during the year in which the Closing occurs.

(d)               Nothing contained in this Agreement shall confer upon any Continuing Employee any right to continued employment with either Buyer, the Company or any of its Affiliates, nor shall anything in this Agreement interfere with the right of either Buyer, the Company or any of its Affiliates to relocate or terminate the employment of any of the Continuing Employees at any time after the Closing.

(e)               Seller intends to have the Company pay certain of its employees a bonus for services rendered prior to the Closing as set forth on Section 6.02 of the Disclosure Letter (“Employee Bonuses”), and (i) Seller will cause the Company to pay all or a portion of the Employee Bonuses prior to the Closing as it determines in its sole discretion and shall notify Buyer in writing at the Closing of the amount of Employee Bonuses paid prior to Closing, and (ii) Buyer will cause the Company to pay the remaining unpaid Employee Bonuses as set forth on Section 6.02 of the Disclosure Letter, and such bonuses paid pursuant to clause (ii), together with all Taxes that are payable by the Company as a result of the Employee Bonuses unless paid by the Company prior to the Closing, shall constitute part of the Transaction Expenses deducted from the Estimated Closing Purchase Price and such Transaction Expenses shall be paid by Buyer to the Company at the Closing.

(f)                The Company, Seller and Buyer acknowledge and agree that all provisions contained in this Section 6.02 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any Buyer Plan, Employee Benefit Plan or other employee benefit plan, or shall limit the right of Buyer, the Company or any of its Affiliates to amend, terminate or otherwise modify any Buyer Plan, Employee Benefit Plan or other employee benefit plan following the Closing.

Section 6.03       Directors and Officers. Effective as of the Closing, Seller shall obtain, or cause the Company to obtain, at Seller’s cost and expense, an irrevocable “tail” insurance policy with respect to the current policies of directors’ and officers’ liability insurance maintained by the Company as of the Effective Date, with a claims period of six (6) years from the Closing Date and with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Company than the current policies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Transactions) (the “Tail Policy”).

Section 6.04       Books and Records. For a period of four (4) years after the Closing Date, Buyer will, and will cause the Company to, provide Seller and its Representatives, upon reasonable advance written notice to Buyer, with reasonable access (including the right to make, at the Seller’s expense, photocopies thereof), during normal business hours, to the books and records of the Company for the period prior to the Closing Date to prepare financial statements, Tax Returns or for any other legitimate purpose relating to this Agreement or the Transactions. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall cause the Company not to, for a period of four (4) years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first giving prior written notice to Seller and offering to allow Seller at least 60 days to review such books and records prior to such destruction or disposal and, at Seller's expense, remove such books and records as Seller may select. Notwithstanding the foregoing, Buyer shall not be required to (A) provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege, work product doctrine or similar privilege or violate any Law or Contract to which the Company or Buyer is a party, or (B) provide any information in connection with any dispute or Legal Proceeding between or among the Parties, in which case the applicable rules of discovery shall govern.

Section 6.05       Restrictive Covenants.

(a)               Seller recognizes and acknowledges that it has had access to Confidential Information. Seller acknowledges that the Confidential Information is considered by Buyer to be a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Company and the Business. In recognition of this fact, Seller agrees that, from and after the Closing Date, it will, and will cause its Affiliates to, keep confidential and not disclose to any Person any Confidential Information known to or in the possession or control of Seller or its Affiliate and that Seller will not, and will cause its Affiliates not to, use, misappropriate, exploit or publish any Confidential Information without the prior written consent of Buyer, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by Seller or any of its Affiliates, (ii) except in connection with Seller enforcing any of its rights against Buyer under this Agreement, or (iii) except to the extent Seller is legally obligated to disclose such information pursuant to a federal or state court order or pursuant to a subpoena or requirement of any Governmental Authority; provided Seller gives Buyer, as promptly as practicable, prior written notice of such intended disclosure to enable Buyer to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyer in connection therewith.

(b)               Beginning on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, Seller shall not (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) (i) anywhere in the United States own, manage, operate, control, finance or participate in the ownership, management, operation, control or the financing of, render financial assistance to, be connected as an officer, director, manager, employee, consultant or otherwise with, use or permit Seller’s name to be used in connection with, or develop products or services for, any Competing Business; (ii) solicit, cause, induce or attempt to cause or induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of the Company to cease doing business with the Company, or to modify such Person’s relationship with the Company, or do any act which would be reasonably be likely to interfere with or result in the impairment of such Person’s relationship with the Company; or (iii) solicit for employment, cause, induce or attempt to cause or induce to leave the employ of the Company or any of its Affiliates, any Person who is then, or was within the prior twelve month period, an Employee or hire any such Person as an employee or consultant. Notwithstanding the foregoing, Section 6.05(b)(i) shall not restrict Seller or any of Seller’s Affiliates from, with respect to clause (b)(i) above from (i) owning up to five percent (5%) of any class of securities registered under the Securities Exchange Act of 1934 and traded on a national securities exchange so long as neither Seller nor any of Seller’s Affiliates participates in the management or control of the company whose securities Seller or its Affiliates owns; (ii) ownership by Jordan Weiss, Michael Stone and Aaron Berkowitz of limited liability units of GCH Inc., a California corporation, whose only business is being a beneficial minority owner of Hydrobuilder Holdings LLC or its affiliates; or (iii) Jordan Weiss and Michael Stone each acting as a consultant to GC OpCo LLC or its subsidiaries or affiliates, a retail seller of hydroponic and plant nutrient products, until December 29, 2021 or such longer period as the parties thereto may agree. Notwithstanding the foregoing, Section 6.05(b)(iii) shall not restrict Seller or any of Seller’s Affiliates from, with respect to clause (b)(iii) above, (A) soliciting or hiring any employee whose employment has been terminated by the Company or its Affiliates without cause at least six months prior to the first date of such solicitation or hiring, or (B) any general solicitation for employment (including through third party recruiters or executive search firms) not directed at the Company or any of the Employees.

(c)               If any provision of Sections 6.05(a) or (b) is judged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Sections 6.05(a) or (b). In the event that any portion of Sections 6.05(a) or (b) should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by Law. Seller agrees that, in the event of a violation of Section 6.05(b), the duration of the restriction violated shall be extended by the period of time of such violation.

(d)               The covenants contained in this Section 6.05 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.05 would cause irreparable injury to Buyer and the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.05 will be inadequate and Buyer’s substantial investment in the Company and the Business materially impaired. Accordingly, Seller acknowledges that Seller is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Seller in all respects. Moreover, Seller agrees and acknowledges that Buyer would not consummate the Transactions unless Seller agrees to the provisions of this Section 6.05. Seller hereby acknowledges and agrees that Buyer shall be entitled to an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 6.05 without the necessity of proving actual damage or posting any bond (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach).

Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the assets or equity securities of Buyer or the Company after Closing, the restrictions set forth in this Section 6.05 may be transferred to the surviving entity or the acquirer of such assets or equity securities, without the consent of Seller.

Section 6.06       Tax Matters.

(a)               Tax Returns.

(i)                 Seller shall cause the Company to prepare and timely file all Tax Returns required to be filed by the Company that are due on or before the Closing Date (taking into account any extensions), and timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). Seller shall provide Buyer a copy of such Tax Returns for its review within a reasonable period of time prior to the date for filing.

(ii)                 Seller shall prepare, or cause to be prepared, at its own expense, all Income Tax Returns of the Company that are first due after the Closing Date for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). The Seller shall submit a draft of each Pre-Closing Tax Return to Buyer for Buyer’s review, comment and approval no later than forty-five (45) days prior to the due date for such Pre-Closing Tax Return (taking into account any applicable extensions); provided, however, if the Seller shall fail to provide any Pre-Closing Tax Return to Buyer as set forth in this Section 6.06(a)(ii)), Buyer may prepare and file such Pre-Closing Tax Returns at the expense of the Seller. No later than twenty (20) days following Buyer’s receipt of a Pre-Closing Tax Return, Buyer shall notify Seller in writing of any dispute with respect to the manner in which such Tax Return is prepared, or the related Tax is calculated. If written notice of a dispute is duly delivered, Buyer and Seller shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Buyer and Seller are unable to resolve a dispute with respect a Pre-Closing Tax Return within ten (10) days after receipt by Seller of such notice, any such dispute shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final, conclusive and binding on the Parties; provided, however, if the due date of any such Tax Return (taking into account applicable extensions) is prior to the date that such dispute is resolved, Buyer shall be entitled to file such Tax Return as prepared by Buyer and shall then file an amendment to such Tax Return if the Independent Accountant determines that such amendment is required. All Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practice of the Company (except to the extent otherwise required by Law). The Seller shall pay to Buyer an amount equal to all Taxes due with any Pre-Closing Tax Return no later than ten (10) days before the date on which Buyer or the Company is required to pay such Taxes.

(iii)                Other than Tax Returns for which Seller is responsible for preparing pursuant to Section 6.06(a)(i) and Section 6.06(a)(ii), Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to the Company. Any such Tax Return required to be filed by Buyer for a Straddle Period (a “Straddle Period Tax Return”) shall be prepared on a basis consistent with the past practices of the Company (except to the extent otherwise required by Law), and Buyer shall deliver a draft of such Tax Return that is an Income Tax Return to Seller for its review, comment and approval at least forty-five (45) days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any applicable extensions), and a statement setting forth the amount of Tax for which the Seller are responsible pursuant to Section 9.02(b)(iv), together with any additional relevant information that Seller reasonably requests. No later than twenty (20) days following Seller’s receipt of such Straddle Period Tax Return, Seller shall notify Buyer in writing of any dispute with respect to the manner in which such Straddle Period Tax Return is prepared, or the related Tax is calculated. If written notice of a dispute is duly delivered, Buyer and Seller shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Buyer and Seller are unable to resolve a dispute with respect to such Straddle Period Tax Return within ten (10) days after receipt by Buyer of such notice, any such dispute shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final, conclusive and binding on the Parties; provided, however, if the due date of any such Tax Return (taking into account applicable extensions) is prior to the date that such dispute is resolved, Buyer shall be entitled to file such Tax Return as prepared by Buyer and shall then file an amendment to such Tax Return if the Independent Accountant determines that such amendment is required. The Seller shall pay to Buyer the portion of the Taxes shown on such Straddle Period Tax Return that is allocable to the Pre-Closing Tax Period for which the Seller is responsible pursuant to Section 9.02(b)(iv) no later than ten (10) days before the date on which Buyer or the Company is required to pay such Taxes. Nothing hereunder shall limit the right of the Company to file any Straddle Period Tax Return on a timely basis. To the extent permitted or required by Law, the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(iv)               Except to the extent required by Law, neither Buyer nor any of its Affiliates shall amend or revoke any Pre-Closing Tax Return or Straddle Period Tax Return of the Company, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, if such action could form the basis for an indemnity claim under this Agreement.

(v)               The costs, fees and expenses of the Independent Accountant incurred pursuant to Section 6.06(a) shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of a Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

(b)               Tax Covenants. Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, or any of its Affiliates and their respective Representatives) shall not to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer shall have no Liability for any Tax resulting from any such action of Seller, the Company, or any of their Affiliates and agree to, indemnify and hold harmless Buyer (and, after the Closing Date, the Companies) against any such Tax or reduction of any Tax asset.

(c)               Refunds and Credits. The Seller shall be entitled to any refund or credit of or against any Taxes of the Company for any Pre-Closing Tax Period, except to the extent such refund or credit was reflected, accrued or reserved for or otherwise taken into account, in the Final Closing Statement. Buyer shall be entitled to any refunds or credits of or against any Taxes of the Company other than any refunds or credits to which the Seller is entitled pursuant to the foregoing sentence. Subject to Section 6.06(b), upon the reasonable written request of the Seller, to the extent permitted by Law, Buyer shall cause the Company, at sole expense of the Seller, to file a claim for refund of any Taxes, including through the filing of an amended Tax Return, relating to the Company for any tax period ending on or before the Closing Date. The Parties shall cooperate, and cause their Affiliates to cooperate, with respect to any such refund request or in any such claim for refund. Buyer and the Seller shall, and shall cause their Affiliates to, pay to the other Party the portion of any such refund or credit of Taxes to which such other Party is entitled under this Section 6.06(c), (i) in the case of a refund, within ten (10) days after such refund is received or (ii) in the case of a credit, within ten (10) days after such credit is allowed or applied against other Tax Liability; provided, however, that if any portion of such refund or credit is subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor. Any refund or credit received or realized with respect to Taxes attributable to the Company for a Straddle Period shall be equitably apportioned between Seller and Buyer in a manner consistent with the principles set forth in Section 6.06(d).

(d)               Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of the Company for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period beginning after the Closing Date.

(e)               Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise property, transfer, value added and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the Transactions shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Seller. The Party required by Law to file Tax Returns with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. The applicable Party shall provide the other with evidence reasonably satisfactory to such other Party that such Transfer Taxes have been paid, or if the Transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption.

(f)                Termination of Existing Tax Sharing Agreements. Notwithstanding anything in this Agreement to the contrary, any and all Liabilities, obligations or other rights between Seller and the Seller’s Affiliates on the one hand and the Company on the other hand, under any and all Tax sharing, indemnity or similar agreements (whether written or not) other than this Agreement shall cease and be terminated as of the Closing Date as to all past, present or future taxable periods. After such date the Company shall have any further rights or Liabilities under any such agreements.

(g)               Tax Contests.

(i)                 If written notice of a Tax audit or claim is received from any Taxing Authority which, if successful, might result in an indemnification payment pursuant to Article IX (a “Tax Claim”), the indemnified party receiving such notice shall promptly notify the indemnifying party in writing of such Tax Claim (and provide copies of any documents received from the Taxing Authority in respect of such claim); provided that the failure to provide such notice shall not relieve the indemnifying party of its indemnification obligations hereunder except to the extent the indemnifying party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii)                 Seller shall have the right to control, at its own cost and expense, any Tax Claim involving the Company for any taxable period ending on or before the Closing Date; provided, however, that (i) Seller shall have provided Buyer with written notice electing to control such Tax Claim within ten (10) days after receiving written notice from Buyer or its Affiliates of such Tax Claim, (ii) Buyer shall have the right to participate in any such Tax Claim, (iii) Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Claim, and (iv) neither Seller nor any of its Affiliates shall settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Buyer may control and contest any Tax Claim for which Seller would otherwise have the right to control under this Section 6.06(g) if Seller has not provided timely written notice to Buyer that it elects to control such Tax Claim pursuant to this Section 6.06(g) or fails to use Commercially Reasonable Efforts to actively control such Tax Claim; provided, however, that (A) Seller shall have the right to participate in any such Tax Claim at its own cost and expense, (B) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) Buyer shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Seller which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)                Buyer shall control any Tax Claim involving a Company for any Straddle Period; provided, however, that (A) Seller shall have the right, at its sole cost and expense, to participate in any such Tax Claim, (B) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) in the event that such Tax Claim would reasonably be expected to have an adverse effect on Seller or any of its Affiliates, Buyer shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)               To the extent of any conflict between this Section 6.06(g) and Article IX, this Section 6.06(g) shall govern with respect to any Tax Claim.

(h)               Cooperation on Tax Matters. Buyer shall, and shall cause its Affiliates, and the Seller shall, and shall cause each of its Affiliates, to cooperate fully, as and to the extent reasonably requested by the other Party or its applicable Affiliate, in connection with the preparation and filing of any Tax Return, and any Legal Proceeding, audit or examination with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, examination or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall, and shall cause its Affiliates, and the Seller shall, and shall cause each of its Affiliates to (i) retain all books and records with respect to Tax matters pertinent to the Company for the Pre-Closing Tax Periods until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority for all such periods required by such Taxing Authority and (ii) use Commercially Reasonable Efforts to provide the other Party with at least 30 days’ prior written notice before destroying any such books and records, during which period the Party receiving the notice can elect to take possession, at its own expense, of such books and records.

(j)                Purchase Price Adjustment. Any amounts paid under Section 1.07, this Section 6.06 or Article IX (including under the R&W Insurance Policy) shall be treated as an adjustment to the Purchase Price for income Tax purposes, to the extent permitted under applicable Law.

(k)               Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.06 shall survive for the full period of all statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days.

Section 6.07       R&W Insurance Policy. Buyer shall not, and shall not permit any other Person insured under the R&W Insurance Policy, to amend, alter or modify the subrogation provision of the R&W Insurance Policy in a manner that is materially adverse to Seller, without the prior written consent of Seller.

Section 6.08       Release.

(a)               Effective upon the Closing, each of Seller and the Members, on his or its behalf and on behalf of each of its, his and their respective past, present and/or future Representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby unconditionally, irrevocably and fully and forever releases and discharges Buyer and the Company and each of the foregoing’s respective past, present and/or future Representatives or Affiliates, and its members, heirs, executors, administrators, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), Losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at law and in equity and whether arising out of a statute, Contract, tort or otherwise that any of the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to the Company or ownership of Equity Securities of the Company, in each case, occurring or arising on or prior to the Closing Date; provided, however, that nothing contained in this Section 6.08(a) shall waive, discharge or release the Buyer from its Liabilities under this Agreement or under any other Transaction Agreement.

(b)               Effective upon the Closing, the Company, on its behalf and on behalf of its successors and assigns (the “Company Releasing Parties”), hereby unconditionally, irrevocably and fully and forever releases and discharges Seller, and its members, heirs, executors, administrators, successors and assigns (the “Seller Released Parties”) from any and all Legal Proceedings, causes of action, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), Losses, Liabilities and claims and demands whatsoever, whether known or unknown, matured or unmatured, existing or claimed to exist, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden for any reason, both at law and in equity and whether arising out of a statute, Contract, tort or otherwise, arising from conduct of any of the Seller Released Parties as an officer, director or employee of the Company or arising out of Seller’s ownership of Units, in each case occurring or arising on or prior to the Closing Date; provided that nothing contained in this Section 6.08(b) shall release the Seller Released Parties from their Liabilities (a) under this Agreement or any other Transaction Agreement, and (b) to any of the Company Releasing Parties arising out of any criminal acts or acts or omissions by such Person in any capacity that are not indemnifiable in accordance with the Organizational Documents of the Company.

Section 6.09       Intercompany Matters. Effective as of the Closing, except for those arrangements set forth on Section 6.09 of the Disclosure Letter, all intercompany accounts between Seller, any Member or any of its or his respective Affiliates, on the one hand, and the Company on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between Seller, any Member or any of its or his respective Affiliates, on the one hand, and the Company on the other hand, shall be terminated, in each case without further Liability or obligation of any party thereunder.

Section 6.10       Intellectual Property Rights. Each of Seller and each Member acknowledges and agrees that neither Seller, such Member nor any of its or his Affiliates shall have any right, title or interest in or to the Company Intellectual Property Rights after the Closing. As promptly as practicable, but in no event later than thirty (30) days, after the Closing Date, each of Seller and each Member will cease using the Company Intellectual Property Rights and remove, strike over or otherwise obliterate any Company Intellectual Property Right references from all assets and other materials in the possession or control of Seller, each Member or any of its or his Affiliates.

Section 6.11       Reorganization Expenses. Buyer will pay, or will cause the Company to pay, at the Closing, the fees and expenses of the Company’s accountants, tax advisors and attorneys, incurred in connection with the Reorganization, up to an aggregate amount of $40,000; it being agreed and understood that such fees and expenses will not be included as a current liability of the Company for calculating any of the Net Working Capital computations.

Article VII
CONDITIONS TO CLOSING

Section 7.01       Conditions to the Obligation to Close of All Parties. The obligations of the Seller and Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may only be waived prior to the Closing in writing by both Buyer and Seller, each in their sole discretion:

(a)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which prohibits or enjoins consummation of the Closing or otherwise restrains or prohibits or renders illegal the consummation of the Transactions.

(b)               No Law shall have been promulgated or enacted that restrains, enjoins, prohibits or otherwise makes illegal the performance of this Agreement or the consummation of the Transactions.

Section 7.02       Conditions to the Obligation to Close of Buyer. The obligations of Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing prior to the Closing by Buyer in its sole discretion:

(a)               Representations and Warranties. (A) the Seller Fundamental Warranties, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be correct and complete in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) in all respects at and as of such date, and (B) the representations and warranties relating to the Company set forth in Article II and to the Seller and Members set forth in Article III, other than the Seller Fundamental Warranties, shall be correct and complete as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) at and as of such date, except, in each case, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, for any inaccuracy or omission that has not had or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)               Performance of Agreements. Each of the Company, Seller and the Members shall have performed and satisfied, in all material respects, all covenants and agreements required to be performed or satisfied by them at or prior to the Closing.

(c)               No Material Adverse Effect. Since the Effective Date, there shall not have occurred any Material Adverse Effect.

(d)               Closing Certificate. Seller shall have delivered to Buyer a certificate, signed by an executive officer of Seller, to the effect that each of the conditions specified in Section 7.02(a), (b) and (c), has been satisfied.

(e)               Other Closing Deliveries. Seller shall have delivered or caused to be delivered to Buyer the following additional items:

(i)                  Escrow Agreement. The Escrow Agreement, duly executed by Seller;

(ii)                Good Standing Certificates. Good standing certificates (or equivalent document) for the Company issued by the applicable Governmental Authority of its jurisdiction of incorporation, and by each jurisdiction in which the Company is qualified to do business as a foreign entity, in each case dated not more than fifteen days prior to the Closing Date;

(iii)               Corporate Record Books. The original corporate record books and membership interest record books of the Company, including all membership interest certificates issued, if applicable;

(iv)               Payoff Letters. Executed payoff letters for outstanding Indebtedness of the Company (each, a “Payoff Letter” and collectively, the “Payoff Letters”) as of the Closing Date, with each Payoff Letter indicating that upon payment of the specified amount, (A) such Indebtedness shall be paid in full and, if applicable, any Encumbrances associated therewith shall terminate automatically, subject only to the receipt of such payment amount, and (B) the applicable lender will, or the Company shall have all authorizations and power to, file any necessary Uniform Commercial Code termination statements and the applicable lender will execute all such documents or endorsements necessary to release of record any such Encumbrances, including those filed with the Patent and Trademark Office;

(v)                Consents. All of the consents and approvals required by the Company or Seller for Closing and listed in Section 7.02(e)(v) of the Disclosure Letter;

(vi)              Employment Agreements. Employment Agreements, in the form set forth on Exhibit D attached hereto (the “Employment Agreements”), duly executed by each of Aaron Berkowitz and Bryce Patterson, as applicable;

(vii)              Restrictive Covenant Agreements. A Restrictive Covenant Agreement, in the form set forth on Exhibit E attached hereto (the “Restrictive Covenant Agreements”) duly executed by each of the Members;

(viii)             Written Resignations. Written resignations of each manager and officer of the Company;

(ix)               FIRPTA Certificate. A non-foreign person affidavit that complies with the requirements of Section 1445 of the Code duly executed by an officer of Seller and in form and substance reasonably satisfactory to Buyer;

(x)                 Seller’s Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are correct and complete copies of the resolutions adopted by the members and managers of Seller authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements to which Seller is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the Transaction Agreements to which Seller is a party;

(xi)              Company’s Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are correct and complete copies of the Organizational Documents of the Company and that such Organizational Documents are in full force and effect, (B) that attached thereto are correct and complete copies of the resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements to which the Company is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Agreements to which the Company is a party;

(xii)               Estoppel Certificate. An estoppel certificate, duly executed by the Company and the landlord set forth on Section 7.02(e)(xii) of the Disclosure Letter, in form and substance reasonably acceptable to Buyer;

(xiii)              Greyhawk Engagement Letter. An assignment agreement pursuant to which the Company assigns to Seller, and the Company is discharged from any further obligations under, the engagement letter between the Company and Greyhawk Advisors, LLC dated January 20, 2021, in form and substance reasonably acceptable to Buyer, duly executed by Seller and the Company and consented to by Greyhawk;

(xiv)             Amendment to Berkowitz Non-Compete Agreement. An amendment to the Non-Compete Agreement dated as of December 29, 2020 between GC Opco, LLC and Aaron Berkowitz amending Schedule A to such agreement to add Buyer and its Affiliates for whom Berkowitz shall be permitted to be employed, in form and substance reasonably acceptable to Buyer, duly executed by Aaron Berkowitz and GC Opco, LLC, together with an unredacted copy of such Non-Compete Agreement;

(xv)              Evidence of Product Formulas. Evidence, reasonably satisfactory to Buyer, that the Company has in its possession written embodiments of the formulas necessary to manufacture each of the Company Products, such formulas are in writing and stored in a secure location with limited access to Company employees, and backup copies of such formulas are stored in a secure location;

(xvi)              Tail Insurance. Satisfactory evidence that Seller has obtained or caused the Company to obtain, and paid in full the premiums for, the Tail Policy as of the Closing Date; and

(xvii)             Instagram Account.   Either a copy of an executed license agreement between the Company and the Continuing Employee who owns the @heavygrower Instagram account to permit such Continuing Employee to use, and the terms of use by such Continuing Employee of, the Company’s trademarks and other Company Intellectual Property Rights or a copy of an executed assignment by such Continuing Employee assigning to the Company all right, title and interest in and to such Instagram account, in each case in form and substance reasonably acceptable to Buyer, duly executed by such Continuing Employee and the Company.

Section 7.03       Conditions to the Obligation to Close of Seller. The obligations of Seller to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in writing prior to the Closing by Seller, in its sole discretion:

(a)               Representations and Warranties. (A) the Buyer Fundamental Warranties, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be correct and complete in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) in all respects at and as of such date, and (B) the representations and warranties of Buyer set forth in Article IV, other than the Buyer Fundamental Warranties, shall be correct and complete as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct (for the avoidance of doubt, without any omission that would make the representation and warranty incorrect) at and as of such date, except, in each case, disregarding all qualifications contained therein relating to materiality, for any inaccuracy or omission that has not or would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the Transactions.

(b)               Performance of Agreements. Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required to be performed or satisfied by Buyer at or prior to the Closing.

(c)               Closing Certificate. Buyer shall have delivered to Seller a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified in Section 7.03(a) and (b) has been satisfied.

(d)               Other Closing Deliveries. Buyer shall have delivered to Seller the following additional items:

(i)                  Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii)                Share Certificates. Appropriate share certificates for the Shares issued, or other appropriate evidence of the issuance of the Shares, as part of the contribution pursuant to Section 1.02(a) and any other agreements reasonably required to be executed by the Seller in order to receive such Shares.

(iii)                Employment Agreements. The Employment Agreements, each duly executed by the Company;

(iv)                Restrictive Covenant Agreements. The Restrictive Covenant Agreements, each duly executed by the Buyer; and

(v)             Good Standing Certificates. A good standing certificate (or equivalent document) for Buyer issued by the applicable Governmental Authority of its jurisdiction of incorporation, dated not more than fifteen days prior to the Closing Date.

Article VIII
TERMINATION

Section 8.01       Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Buyer and Seller;

(b)               by either Seller or Buyer by written notice to the other if:

(i)                 any Governmental Authority shall have issued a non-appealable final Order that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such Order is in effect; or

(ii)                 the Closing shall not have occurred on or before June 2, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any such Party whose failure to comply with any term of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c)               by Seller, if the Company, each Member and Seller are not then in material breach of any term of this Agreement, upon written notice to Buyer if there occurs a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, such breach has not been cured within 15 days after the giving of notice thereof by Seller to Buyer, and such breach would cause any of the closing conditions set forth in Section 7.01 or Section 7.03 to not be satisfied prior to the Termination Date; or

(d)               by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to Seller if there occurs a material breach of any representation, warranty or covenant of the Company, any Member or Seller contained in this Agreement, such breach has not been cured within 15 days after the giving of notice thereof by Seller to Buyer, and such breach would cause any of the closing conditions set forth in Section 7.01 or Section 7.02 to not be satisfied prior to the Termination Date.

Section 8.02       Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any Liability of any Party (or any Affiliate or Representative of such Party) to the other Party or Parties, as applicable; provided, that (a) the agreements contained in this Article VIII and Article X shall survive the termination of this Agreement, and (b) no such termination shall relieve any Party hereto of any Liability for any Fraud or breach of this Agreement or any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of any non-breaching Party to seek all other remedies available to it at law or equity; provided, further, that a failure of (a) Buyer to consummate the Closing at a time when all of the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived shall be deemed to be an intentional and willful breach by Buyer of the terms of this Agreement, and (b) Seller, any Member or the Company to consummate the Closing at a time when all of the conditions to Closing set forth in Section 7.01 and Section 7.03 have been satisfied or waived shall be deemed to be an intentional and willful breach by Seller, the Members and the Company of the terms of this Agreement.

Article IX
INDEMNIFICATION

Section 9.01       Survival.

(a)               The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of one year following the Closing Date; except that (a) the Fundamental Warranties shall survive the Closing Date until the six year anniversary of the Closing Date plus ninety (90) days or, in the case of Section 2.19, until the expiration of the applicable statute of limitations plus sixty (60) days, and (b) any representation or warranty contained in this Agreement made by any Party or any information made available by any Party that was made by such Party Fraudulently shall indefinitely survive the Closing. Notwithstanding the foregoing, the survival periods specified above do not affect coverage under the R&W Insurance Policy with respect to which the time periods specified in the R&W Insurance Policy shall apply to claims brought under the R&W Insurance Policy. The covenants of the Parties in this Agreement that are to be performed prior to Closing shall terminate upon Closing. The covenants of the Parties in this Agreement which are to be performed after the Closing shall survive forever unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus ninety (90) days.

(b)               No Indemnified Party shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable survival date set forth herein, except that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.02       Indemnification by Seller and Members. Subject to the other terms and conditions of this Article IX, effective at and after the Closing,

(a)               Seller hereby indemnifies Buyer, its Affiliates and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and holds the Buyer Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to any misrepresentation, inaccuracy in or breach of any of the representations or warranties of the Company, Seller or the Members contained in this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 7.02 of this Agreement, in each case except for the Seller Fundamental Warranties;

(b)               Seller and each of the Members hereby, jointly and severally, indemnifies the Buyer Indemnified Parties against, and holds the Buyer Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to:

(i)                  any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties in this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 7.02 of this Agreement;

(ii)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company (prior to Closing), Seller or the Members pursuant to this Agreement;

(iii)               any Indebtedness arising prior to the Closing that was not paid at or before the Closing or any Transaction Expenses of the Company other than as set forth in Section 6.11;

(iv)              except to the extent included in the Closing Net Working Capital (i) all Taxes of Seller, (ii) all Taxes associated with the Transactions (other than Transfer Taxes for which Buyer is responsible under Section 6.6(e)), (iii) all Taxes of the Company attributable to any Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), (iv) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local or foreign Law) attributable to a Pre-Closing Tax Period, and (v) any and all Taxes of any Person (other than the Company) imposed on the Company arising under principles of transferee or successor Liability, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (vi) all Taxes imposed on the Company in connection with the Reorganization (which for the avoidance of doubt does not include (X) any such Taxes that result from a change in Tax Law after the Effective Date or (Y) any failure by Buyer to get a step up in basis of the assets of the Company deemed purchased by Buyer pursuant to this Agreement); and (vii) Transfer Taxes for which the Seller is responsible under Section 6.06(e); or

(v)                any of the matters set forth on Section 9.02(b)(v) of the Disclosure Letter.

Section 9.03       Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, effective at and after the Closing, Buyer hereby indemnifies Seller, its Affiliates and their respective owners, officers, directors, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and holds the Seller Indemnified Parties harmless from and against, any and all Losses arising out of, resulting from or relating to:

(a)               any misrepresentation, inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in the certificate delivered by Buyer at Closing pursuant to Section 7.03 of this Agreement; or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04       Certain Limitations. The Party (including its Affiliates) making a claim under this Article IX is referred to as the “Indemnified Party,” and the Party against whom such claim is asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)               Seller shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and Section 9.02(b)(i) exceeds an amount equal to $375,000 (the “Deductible”), in which event the Seller shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that in no event shall Seller’s aggregate Liability under Section 9.02(a) exceed $7,500,000 (the “Cap”). Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to any indemnification claim made by any Buyer Indemnified Party: (i) under Section 9.02(b)(i), or (ii) arising out of, resulting from or relating to any Fraud by Seller or any Member.

(b)               Seller shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(b)(i) in an aggregate amount in excess of the Purchase Price received by Seller and the Members shall not be liable to any Buyer Indemnified Party for indemnification under Section 9.02(b)(i) in an aggregate amount, with respect to each Member, in excess of the portion of the Purchase Price received by such Member; provided, however, that this Section 9.04(b) shall not apply to any indemnification claim made by any Buyer Indemnified Party arising out of, resulting from or relating to any Fraud by Seller or any Member.

(c)               Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds an amount equal to the Deductible, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that in no event shall Buyer’s aggregate Liability under Section 9.03(a) exceed $7,500,000 (the “Buyer Cap”). Notwithstanding the foregoing, neither the Deductible nor the Buyer Cap shall apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to: (i) any misrepresentation, inaccuracy in or breach of any Buyer Fundamental Warranty, or (ii) any Fraud by Buyer.

(d)               Buyer shall not be liable to any Seller Indemnified Party for indemnification under Section 9.03(a) for a misrepresentation, inaccuracy in or breach of any Buyer Fundamental Warranty in an aggregate amount greater than the Purchase Price; provided, however, that this Section 9.04(d) shall not apply to any indemnification claim made by any Seller Indemnified Party arising out of, resulting from or relating to any Fraud by Buyer.

(e)               In no event shall any Indemnified Party be entitled to seek or receive indemnification for the same Losses more than once under this Article IX even if a claim for indemnification in respect of such Losses has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement.

(f)                Each Indemnified Party shall take, and cause its Affiliates to take, Commercially Reasonable Efforts to mitigate any Loss that are indemnifiable pursuant to this Agreement to the extent required by Law.

(g)               The Indemnifying Party shall not be liable under Section 9.02 for any Losses to the extent included in the calculation of any adjustment to the Purchase Price pursuant to Section 1.07. No Losses may be claimed by Buyer to the extent (i) such Loss is included in the Closing Net Working Capital, (ii) except with respect to Sections 2.19(a), (l), (n), (o), (q), (r), (s), (v), (w), (x), (z), (aa), (bb) and (ee), any such Loss consisting of or relating to Taxes with respect to the Company attributable to the Post-Closing Taxable Period, or (ii)  such Loss is due to Buyer breaching any covenant relating to Taxes in this Agreement.

(h)               Nothing in this Article IX shall be deemed to limit any rights of Buyer and its Affiliates as against the R&W Carrier under the R&W Insurance Policy. Notwithstanding any provision in this Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to make a claim for indemnification under, and subject to the limitations in, this Article IX concurrently with seeking recovery from any insurance (including the R&W Insurance Policy).

(i)                 Other than with respect to the Indemnity Escrow Amount or Fraud, the Buyer’s right to indemnification pursuant to Section 9.02(a) (other than with respect to any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties) will be satisfied solely from the R&W Insurance Policy up to an amount equal to the policy limit under the R&W Insurance Policy, and other than with respect to the Indemnity Escrow Amount or Fraud, Seller shall have no liability for such indemnification pursuant to Section 9.02(a), regardless of whether Buyer actually recovers under the R&W Insurance Policy.

(j)                 Other than with respect to Fraud, the Buyer’s right to indemnification pursuant to Section 9.02(b)(i) arising out of, resulting from or relating to any misrepresentation, inaccuracy in or breach of any of the Seller Fundamental Warranties will be satisfied: (i) first, by the Seller and the Members up to the amount of the self-insured retention under the R&W Insurance Policy, including from the Indemnity Escrow Amount; (ii) second, to the extent the R&W Insurance Policy provides coverage, from the R&W Insurance Policy up to an amount equal to the policy limit under the R&W Insurance Policy; and (iii) third, from the Seller and each of the Members, jointly and severally, to the extent that the R&W Insurance Policy does not fully cover the Losses (either because no coverage is available under such policy or there is insufficient insurance available under such policy), in an amount not to exceed the amount set forth in Section 9.04(b).

(k)               The amount to which any Indemnified Party is entitled hereunder shall be reduced by the amount of insurance proceeds (other than under the R&W Insurance Policy) actually received by the Indemnified Party in respect of such claim for indemnification, less any costs and expenses (including deductibles and co-insurance) incurred by the Indemnified Party in order to collect such insurance proceeds and less increases in premiums attributable to such amounts. If the Indemnified Party or any of its Affiliates receives any such insurance proceeds subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount of the relevant insurance proceeds, less any out-of-pocket collection or out-of-pocket recovery costs and expenses (including deductibles and co-insurance) incurred by such Person in order to collect insurance proceeds and less increases in premiums attributable to such Losses.

(l)                 Notwithstanding anything in this Agreement to the contrary, from and after the Closing, no Person defined as a Seller Indemnified Party shall seek or be entitled to advancement, indemnification, contribution or other recovery of any kind from the Company (including by reason of the fact that he, she or it was an officer, director, manager, member, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity) for any actions or omissions of such Person prior to Closing with respect to any matter for which such Person is required to indemnify any Buyer Indemnified Party under this Article IX.

(m)               Notwithstanding anything in this Agreement to the contrary, the right to indemnification, payment of Losses or other remedy based upon any representation, warranty, covenant or obligation contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being required) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation or the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, and will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

Section 9.05       Indemnification Procedures.

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which indemnity may be sought from the Indemnifying Party under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (taking into account the information then available to the Indemnified Party), shall include copies of all material written information from such third party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with the defense of any Third Party Claim, the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after its receipt of a claim notice from the Indemnified Party relating to a Third Party Claim, subject to the limitations set forth in this Section 9.05, to assume the defense of such Third-Party Claim and appoint lead counsel for such defense (so long as such lead counsel is reasonably acceptable to the Indemnified Party), in each case at the Indemnifying Party’s expense. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if (i) the Third Party Claim seeks (and continues to seek) solely monetary damages, (ii) the reasonably expected amount of Losses with respect to such Third Party Claim would not exceed the maximum indemnification obligation of the Indemnifying Party with respect to such Third Party Claim (after giving effect to expected coverage under the R&W Insurance Policy), (iii) the Indemnifying Party agrees in writing to be fully responsible for all Losses (subject to the limits in this Article IX) relating to such Third Party Claim, (iv) the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation, (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is a customer, supplier or employee of the Company, and (vi) the Indemnified Party is not seeking recovery under the R&W Insurance Policy with respect to such Third-Party Claim (the conditions set forth in clauses (i) through (vi) are, collectively, the “Litigation Conditions”).

(b)               Defense of Third Party Claims.

(i)                  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the provisions of this Section 9.05:

(i)                 the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim subject to the Indemnifying Party’s right to control the defense thereof; provided, however, if the named parties to the Legal Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(ii)              the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if (A) the settlement does not unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim, (B) the settlement imposes injunctive or other equitable relief against, or requires any payment by, the Indemnified Party or any of its Affiliates, (C) the settlement contains any statement as to, or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party, or (D) the settlement may reasonably be expected to have a material adverse effect on the business of the Indemnified Party; and

(iii)            if (A) any of the Litigation Conditions ceases to be met or (B) the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume the defense of such Third Party Claim, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article IX.

(ii)                If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 9.05, the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim, and only if the Indemnifying Party is required to make any payment, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(iii)                Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)               Direct Claims. In the event an Indemnified Party intends to make a claim for indemnity under this Article IX against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (taking into account the information then available to the Indemnified Party), shall include copies of all material written information comprising such Direct Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall promptly, by written notice to the Indemnified Party, either (i) concede Liability in whole as to the amount claimed in the claim notice, (ii) deny Liability in whole as to the amount claimed in the claim notice, or (iii) concede Liability in part and deny Liability in part the amount claimed in the claim notice. If the Indemnifying Party does not respond within 30 days after its receipt of the claim notice, the Indemnifying Party shall be deemed to have rejected such claim. Following the Indemnified Party’s response notice in which Liability is not conceded in whole, the Parties shall proceed in good faith to negotiate a resolution of such dispute. If such dispute is not resolved through negotiations or the Indemnifying Party does not respond, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06       Materiality Scrape. For purposes of (i) determining whether a misrepresentation or breach of a representation or warranty has occurred pursuant to this Agreement, and (ii) calculating the amount of any Losses arising from a misrepresentation or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement and in any certificate delivered pursuant to Sections 7.02 and 7.03 shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “Material Adverse Effect”, “in any material respect” and other uses of the word “material” (and shall be treated as if such words were deleted from such representation or warranty).

Section 9.07       Method of Payment for Losses

(a)               Upon the determination of any Losses for which Seller and the Members are obligated to indemnify the Buyer Indemnified Parties pursuant to this Article IX: (i) if such Losses shall be reimbursed from the Indemnity Escrow Amount, Buyer and Seller shall, within three (3) Business Days of such determination, execute and deliver to the Escrow Agent a joint written instruction to disburse the amount of such Losses to the applicable Buyer Indemnified Party; and (ii) if such Losses are to be reimbursed from Seller or one or more Members, such Seller or Members, as applicable, shall, within three (3) Business Days of such determination, pay such amount to the applicable Buyer Indemnified Parties (to an account specified by Buyer to Seller or such Members) by wire transfer of immediately available funds, subject to the limitations set forth in this Article IX.

(b)               For any Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to this Article IX, Buyer shall, within three (3) Business Days of such determination, pay such amount to the applicable Seller Indemnified Party (to an account specified by Seller) by wire transfer of immediately available funds, subject to the limitations set forth in this Article IX.

Section 9.08       Exclusive Remedies. Except as otherwise set forth in this Agreement (including Section 1.07 and Section 10.10) and for Fraud, the Parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Except as otherwise set forth in this Agreement and for Fraud, each Party waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement it may have against the other Parties, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.10 or to seek any remedy on account of Fraud.

Article X
MISCELLANEOUS

Section 10.01     Expenses. Except as otherwise provided in this Agreement, all costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party (including its Affiliates) incurring such cost or expense; provided however, that upon the Closing all such costs and expenses incurred by the Company and Seller on or prior to the Closing (other than as provided in Section 6.11) shall be paid by Seller and the Members as a Transaction Expense.

Section 10.02   Notices. All notices and other communications under this Agreement must be in writing and are effective (a) when delivered personally; (b) on the next Business Day if sent by an overnight courier with confirmation of receipt; (c) if by email, upon confirmation of receipt by the recipient sent to the email address of the sender; or (d) on the fifth Business Day after mailing by certified or registered mail, return receipt requested, postage prepaid. Communications under this Agreement must be sent as follows (subject to being updated by a Party in accordance with this Section 10.02):

If to Seller, the Company (prior to the Closing) or the Members:

Aaron Berkowitz

4310 Alla Rd.,

Los Angeles, CA 90066

Email: aaron@fertana.com

with a copy (which shall not constitute notice or service or process) to:

Carl Kleidman, Esq.

70 Forest St, Suite 11C

Stamford, CT 06901

Email: carl@cgkesq.com

If to Buyer or the Company (after the Closing):

Hydrofarm Holdings Group, Inc.

290 Canal Road

Fairless Hills, PA 19030

Attention: Eric Ceresnie,

SVP Corporate Development & Finance

Email: ericc@hydrofarm.com

with a copy to:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attention: Larry P. Laubach
Email: llaubach@cozen.com

Section 10.03   Interpretation. Any table of contents and headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. This Agreement shall be interpreted without any presumption against the Party drafting or causing this Agreement or any part of it to be drafted. Any capitalized term used in any exhibit or schedule but not defined therein has the meaning as defined in this Agreement. As used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision, and references to sections, articles and exhibits are to sections and exhibits of this Agreement unless otherwise specified; (b) the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”; (c) references to “$” or “dollars” are references to U.S. dollars; (d) references to gender include all genders; (e) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words, including electronic media, in a visible form; (f) references to any Person include the successors and permitted assigns of that Person; (g) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (h) references to a document, list or other item being “made available” by Seller means that such document, list or item was posted in the Data Room in a manner that enables viewing of such materials by Buyer and its Representatives no later than 12:00 noon Pacific time on the second (2nd) Business Day immediately prior to the Effective Date; (i) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Contract are to that Contract as amended, modified or supplemented from time to time; (k) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (l) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (m) the word “or” is not exclusive, unless the context otherwise requires; (n) references to Articles, Sections, Schedules, Exhibits, the Preamble and the Recitals are to Articles, Sections, Schedules, Exhibits, the Preamble and the Recitals of this Agreement unless otherwise specified; and (o) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

Section 10.04   Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible, and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.05   Entire Agreement. This Agreement, together with the Exhibits, the Disclosure Letter, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings agreements and promises, both oral and written, between the Parties with respect to the subject matter hereof and thereof, including that certain letter of intent dated February 8, 2021 between the Company and Buyer.

Section 10.06   Successors and Assigns. This Agreement is binding on and shall inure to the benefit of each Party and its successors and permitted assigns. No Party may assign, by contract, operation of law or otherwise, its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that Buyer may, without the prior written consent of the other Parties, assign any of its rights or obligations hereunder (a) to one or more of Buyer’s Affiliates (other than the obligation to issue the Shares under Section 1.02), or (b) for collateral security purposes to any source of financing to Buyer that is effective from and after the Closing. Any purported assignment in violation of this Section 10.06 is null and void. No assignment relieves the assigning Party of any obligation under this Agreement.

Section 10.07   No Third-party Beneficiaries. Except as provided in Section 6.08, Article IX and Section 10.11, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and does not confer upon any other Person any right, benefit, remedy or Liability.

Section 10.08   Amendment; Waiver. This Agreement may be amended only in a writing signed by Buyer and Seller. A waiver of any term of this Agreement must be explicit and in writing signed by Buyer, if waiving on its behalf, or by Seller, if waiving on behalf of Seller, the Company or any Member. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts under any Transaction Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided in this Agreement, the rights and remedies set forth in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.09   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement is governed by the Laws of the state of Delaware applicable to agreements made and to be performed entirely in that state, without regard to any choice or conflict of law provision, whether of that state or any other jurisdiction, that would cause the application of the Law of any other jurisdiction.

(b)               Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America or the courts of the State of Delaware, in each case, located in the State of Delaware (as applicable, the “Chosen Court”), for any action related to this Agreement and the Transactions, and no Party may commence any action related thereto except in the Chosen Court. Each Party irrevocably and unconditionally waives any objection it may now or hereafter have to venue in the Chosen Court for any action related to this Agreement and the Transactions, and it shall not plead or claim in any court that an action brought in the Chosen Court has been brought in an inconvenient forum. A Party may file a copy of this Section 10.09 with any court as evidence of the knowing, voluntary and bargained agreement of the Parties irrevocably to waive any objections to venue or to convenience of forum of the Chosen Court.

(c)               EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT HAS TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY A PARTY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. NO PARTY MAY SEEK A JURY TRIAL IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.09(c).

Section 10.10   Specific Performance. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder. It is acknowledged that the Parties shall be entitled to equitable relief under this Section 10.10, without proof of actual damages, and that neither the other Parties nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10. Each Party further agrees that the only permitted objection that it may raise in response to any action for specific performance relief is that it contests the existence of a breach or threatened breach of this Agreement. To the extent a Party brings any Legal Proceeding before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the Governmental Authority presiding over such proceeding.

Section 10.11   No Recourse Against any Person other than Contracting Parties. Claims, Liabilities or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the Persons that are identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party (“Non-Recourse Party”) shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims and causes of action against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Each Non-Recourse Party shall be a third-party beneficiary of this Section 10.11 and may enforce the provisions of this Section 10.11.

Section 10.12   Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and will be effective when each Party receives the counterpart signature of all other Parties. Signatures transmitted electronically, including a PDF file sent by email, have the same effect as physical delivery of original signatures.

Section 10.13   Exhibits and Disclosure Letter. Subject to the provisions of this Section 10.13, all Exhibits and the Disclosure Letter hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any matter that is disclosed in one section of the Disclosure Letter shall apply to such specified section of this Agreement and to any other section of the Disclosure Letter to the extent its relevance to such other section is reasonably apparent from the face of such disclosure. Disclosure of any fact or item in any section of the Disclosure Letter shall not necessarily mean that such fact or item is material to Seller or the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

F16 HOLDING, LLC

	By:	/s/ Aaron Berkowitz
Name: Aaron Berkowitz
Title: Member

COMPANY:

FIELD 16, LLC

	By:	/s/ Aaron Berkowitz
Name: Aaron Berkowitz
Title: Chief Executive Officer

MEMBERS:
/s/ Aaron Berkowitz
Aaron Berkowitz

/s/ Bryce Patterson
Bryce Patterson

/s/ Jordan Weiss
Jordan Weiss

/s/ Michael Stone
Michael Stone, as trustee of the Michael Stone Trust u/d/t June 6, 2013

[UNIT PURCHASE AGREEMENT SIGNATURE PAGE]

BUYER:	HYDROFARM HOLDINGS GROUP, INC.

	By:	/s/ William Toler
Name: William Toler
Title: Chief Executive Officer

[UNIT PURCHASE AGREEMENT SIGNATURE PAGE]

Exhibit A

Defined Terms

“2019 Financial Statements” has the meaning set forth in Section 2.06(a).

“AAPFCO” has the meaning set forth in Section 2.16(c).

“Accounting Principles” means determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the Audited Financial Statements of the Company as of December 31, 2020 so long as such methods, practices, principles, policies and procedures are GAAP.

“Additional Purchase Price” has the meaning set forth in Section 1.02(c).

“Adjustment Amount” has the meaning set forth in Section 1.07(b).

“Adjustment Escrow Account” has the meaning set forth in Section 1.05

“Adjustment Escrow Amount” has the meaning set forth in Section 1.05.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Tax Treatment” has the meaning set forth in Section 1.09.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Objection” has the meaning set forth in Section 1.09.

“Allocation Statement” has the meaning set forth in Section 1.09.

“Alternative Transaction” has the meaning set forth in Section 5.05.

“AML Laws” has the meaning set forth in Section 2.15(d).

“Anti-Corruption Laws” has the meaning set forth in Section 2.15(c).

“Audited Financial Statements” has the meaning set forth in Section 2.06(a).

“Business” means the manufacture or sale at wholesale of plant nutrients.

Exhibit A-1

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wilmington, Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cap” has the meaning set forth in Section 9.04(c).

“Buyer Fundamental Warranties” means the representations and warranties set forth in Sections 4.01 and 4.04.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Plans” has the meaning set forth in Section 6.02(b).

“Buyer Released Parties” has the meaning set forth in Section 6.08(a).

“Buyer’s Knowledge” or any other similar knowledge qualification, means (a) the actual knowledge of Eric Ceresnie, and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.

“Cap” has the meaning set forth in Section 9.04(a).

“Cash” means, with respect to any Person as of any time, (a) the cash or cash equivalents (including marketable securities and short-term investments) of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited for the account of such Person at such time so long as such item results in receipt of cash by such Person, less (b) issued but uncleared checks and drafts and overdrafts written or issued by such Person as of such time, less (c) Cash restricted from use or used as collateral for, or otherwise to provide credit support for, any Liabilities of such Person under any letter of credit or other Contract.

“Cash Consideration” has the meaning set forth in Section 1.02(a).

“Chosen Court” has the meaning set forth in Section 10.09(b).

“Closing” has the meaning set forth in Section 1.03.

“Closing Cash” means the aggregate amount, which may be a positive or negative number, of Cash of the Company as of the Effective Time.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Effective Time.

Exhibit A-2

“Closing Net Working Capital Adjustment Amount” means (i) if the Closing Net Working Capital exceeds the Maximum Net Working Capital Target, the amount, which will be a positive number, of such excess (ii) if the Closing Net Working Capital is less than the Minimum Net Working Capital Target, the amount, which will be a negative number, of such deficit, and (ii) if the Closing Net Working Capital is more than the Minimum Net Working Capital Target and less than the Maximum Net Working Capital Target, zero.

“Closing Purchase Price” means the Cash Consideration, plus (a) the Closing Net Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Transaction Expenses, each as finally determined pursuant to Section 1.07.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable efforts to accomplish such objective as such Party would normally use to accomplish a similar objective. “Commercially Reasonable Efforts” will not require a Party to (a) expend any funds or assume Liabilities other than expenditures and Liabilities that are reasonable in nature and amount in the context of the Transactions, (b) violate any Law, or (c) initiate any Legal Proceeding.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.

“Company Products” means those products manufactured by or sold by or on behalf of the Company on or prior to the Closing.

“Company Releasing Parties” has the meaning set forth in Section 6.08(b).

“Competing Business” means the Business or any other business which is competitive with any portion of the Business.

“Confidential Information” means any and all confidential, proprietary, technical, business or financial information of or concerning the Company or the Business, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and distributor lists, and relationships with customers, distributors, suppliers, licensees, licensors, consultants and others who have business dealings with the Company and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by the Company from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

Exhibit A-3

“Confidentiality Agreement” means the Confidentiality Agreement dated as of December 14, 2020, between Buyer and the Company.

“Continuing Employee” has the meaning set forth in Section 6.02(a).

“Contract” means, with respect to any Person, any written or oral unexpired, undischarged or unsatisfied contract, subcontract, agreement, commitment, deed of trust, mortgage, lease, sublease, license, sublicense, indenture, note, bond or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness) to which such Person is a party or by which such Person or its properties or assets are legally bound.

“Contracting Parties” has the meaning set forth in Section 10.11.

“Contributed Units” has the meaning set forth in the Recitals.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414 of the Code.

“Data Room” means the electronic documentation site established by the Company.

“Deductible” has the meaning set forth in Section 9.04(a).

“Deficit Amount” has the meaning set forth in Section 1.07(b)(ii).

“Determination Date” has the meaning set forth in Section 1.07(a)(vi).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Letter” means the Disclosure Letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.07(a)(iv).

“Effective Time” means 12:01 a.m., pacific time, on the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, or any severance arrangement, salary continuation, bonus, commission, incentive, stock option, retirement, pension, profit sharing, deferred compensation, retention agreement, retention plan, benefits continuation, salary continuation, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), vacation, holiday, sick leave, insurance, death benefit, unemployment, cafeteria, health, medical, dental, vision, hearing, disability, or other compensatory or health or welfare benefit plan, program, arrangement or Contract which: (a) the Company maintains, sponsors, contributes to or has any Liability under or with respect to, or (b) which any Controlled Group member maintains, sponsors, contributes to or has any Liability under or with respect to and under which the Company could have any Liability (including as a member of a Controlled Group).

Exhibit A-4

“Employee Bonuses” has the meaning set forth in Section 6.02(e).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Employment Agreements” has the meaning set forth in Section 7.02(f)(vi).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, assignment, hypothecation, title retention, charge, claim, right of first offer, right of first refusal, easement, encroachment, similar encumbrance or any other security agreement or arrangement of any kind or nature whatsoever.

“Enforceability Exception” has the meaning set forth in Section 2.02(b).

“Environmental Law” means any applicable Law, and any Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, subsurface strata, drinking water supply, surface land, plant and animal life or any other natural resource); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, handling, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Safe Drinking Water and Toxic Enforcement Act of 1986 (California’s Proposition 65) and all comparable state and local Laws.

“EPA” has the meaning set forth in Section 2.21(a).

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation rights, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distribution of assets and all other ownership or profit interests of such Person (including partnership or member interests therein), (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any interest referred to in item (a), and (c) securities convertible into or exercisable or exchangeable for any interest referred to in item (a) or item (b), in each case whether voting or nonvoting.

Exhibit A-5

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means J.P. Morgan Chase Escrow Services.

“Escrow Amount” has the meaning set forth in Section 1.05.

“Escrow Agreement” has the meaning set forth in Section 1.05.

“Estimated Closing Cash” has the meaning set forth in Section 1.04(a)(iii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.04(a)(ii).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.04(a)(i).

“Estimated Closing Net Working Capital Deficit” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Minimum Net Working Capital Target.

“Estimated Closing Net Working Capital Increase” means the amount, if any, by which the Estimated Closing Net Working Capital is more than the Maximum Net Working Capital Target.

“Estimated Closing Purchase Price” means, without duplication, the Cash Consideration, (a) plus the Estimated Closing Net Working Capital Increase or minus the Estimated Closing Net Working Capital Deficit, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Transaction Expenses.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.04(a)(iv).

“Final Closing Statement” has the meaning set forth in Section 1.07(a)(i).

“Financial Statements” has the meaning set forth in Section 2.06(a).

“Fraud” means actual fraud with respect to the making of the representations and warranties set forth in Article II, Article III, or Article IV committed by a Party making such representation and warranty.

“Fundamental Warranties” means the Buyer Fundamental Warranties and the Seller Fundamental Warranties.

“GAAP” means United States generally accepted accounting principles applied consistently.

Exhibit A-6

“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any agency, regulatory body or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing material, polychlorinated biphenyls; or (c) any other pollutant, contaminant, hazardous substance or radioactive substance.

“Income Tax Return” means a Tax Return with respect to a Tax imposed on net income, or any state or local Tax Return with respect to a Tax imposed in lieu of Tax on net income that is based on net or gross income.

“Increase Amount” has the meaning set forth in Section 1.07(b)(i).

“Indebtedness” means, without duplication, all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the Transactions or the payment of such obligation) of the Company in respect of (a) borrowed money; (b) obligations for the deferred purchase price of property, goods or services, including earn-outs, contingent payments, payments under non-compete agreements and seller notes, with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (other than trade payables incurred in the Ordinary Course of Business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency or exchange obligations, swaps, hedges or similar agreements or arrangements; (e) capital lease obligations under Contracts set forth on Section A-1 of the Disclosure Letter; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) obligations secured by a lien on the assets of the Company, (h) guarantees made by the Company on behalf of any other Person in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 9.04.

“Indemnifying Party” has the meaning set forth in Section 9.04.

“Indemnity Escrow Account” has the meaning set forth in Section 1.05.

Exhibit A-7

“Indemnity Escrow Amount” has the meaning set forth in Section 1.05.

“Independent Accountant” has the meaning set forth in Section 1.07(a)(iv).

“Insurance Policies” has the meaning set forth in Section 2.13(a).

“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, “Domain Names”); (d) copyrights, original works, and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith (“Copyrights”); (e) know-how, trade secrets, source code, object code, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, proprietary data, databases and database rights (including sui generis rights), including Personal Information, technical data and other proprietary data and other proprietary or Confidential Information; (f) all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, “Software”); (g) rights of publicity and rights of privacy; (h) trade dress including the look and feel, decor, physical appearance and layout of any product or labeling, and all goodwill associated with the foregoing; and (i) all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof.

“Internal Controls” has the meaning set forth in Section 2.06(b).

“Latest Balance Sheet” has the meaning set forth in Section 2.06(a).

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, convention, common law, judgment, decree, directive, legal requirement, other requirement or rule of law of any Governmental Authority or any similar provision having the force or effect of law.

Exhibit A-8

“Leased Real Property” has the meaning set forth in Section 2.10(a).

“Legal Proceeding” means any judicial, administrative, arbitral or Tax action, suit, claim, demand, hearing, audit, examination, contest, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.

“Liability” means any debt, liability, commitment, loss, cost, damage, deficiency, royalty, penalty, Tax, expense, interest, fine, settlement, award or judgment, or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

“Licenses-In” has the meaning set forth in Section 2.12(a).

“Litigation Conditions” has the meaning set forth in Section 9.05(a).

“Lookback Date” means January 1, 2017.

“Losses” means any and all losses, damages, Liabilities, deficiencies, audits, claims, settlements, royalties, penalties, interest, fines, fees, Taxes, awards, judgments, costs and expenses (including reasonable attorneys’ fees, costs and other expenses incurred in investigating, preparing, defending or settling the foregoing).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, effect or change which, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to (a) the Business, results of operations, financial condition, assets, Liabilities or prospects of the Company, (b) the Units, or (c) the ability of the Seller to perform any of its obligations under this Agreement or any other Transaction Agreement and to consummate the Transactions; provided, however, that none of the following will be considered when determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur with respect to item (a): (i) changes in general economic or political conditions; (ii) changes in conditions generally affecting the industry in which the Company operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the public announcement or pendency of the Transactions; (viii) any natural disaster or acts of God; (ix) any Law issued by a Governmental Authority that results from COVID-19; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) provided, however, if a matter described in clauses (i) through (iv), clause (vi) or clause (viii) has had a disproportionate effect on the business, financial condition or results of operations of the Company compared to other Persons engaged in the same industry as the Business, then the impact of such matter on the Company shall be taken into account for purposes of determining whether any event, occurrence, fact, condition, circumstance, effect or change is or could reasonably be expected to be materially adverse.

Exhibit A-9

“Material Contracts” has the meaning set forth in Section 2.09(a).

“Material Customer” means any of the ten largest customers of the Company, or any customer that represents more than five per cent (5%) of the Company’s revenues, in each case measured by the dollar amount of revenue generated by the Company in respect of such customer for (a) the twelve-month period ended on December 31, 2020, or (b) the three-month period ended March 31, 2021.

“Material Supplier” means any of the ten largest suppliers of the Company, or any supplier that represents more than five per cent (5%) of the Company’s expenditures, in each case measured by the dollar amount of expenditures by the Company in respect of such supplier for (a) the twelve-month period ended on December 31, 2020, or (b) the three-month period ended March 31, 2021.

“Maximum Net Working Capital Target” means $950,000.

“Minimum Net Working Capital Target” means $850,000.

“Most Recent Financial Statements” has the meaning set forth in Section 2.06(a).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Sales” has the meaning set forth in Section 1.02(c).

“Net Sales Calculation” has the meaning set forth in Section 1.02(c).

“Net Sales Objection” has the meaning set forth in Section 1.02(c).

“Net Working Capital” means, as of any date, (a) the aggregate amount of the current assets of the Company (other than Cash and the other items set forth in Exhibit F) as of such date minus (b) the aggregate amount of the current Liabilities of the Company (other than Indebtedness, Transaction Expenses and the other items set forth in Exhibit F) as of such date, in each case, calculated in accordance with the Accounting Principles. Those accounts which are included in the computation of Net Working Capital are set forth in the illustrative calculation of Net Working Capital attached as Exhibit F.

“Non-Recourse Party” has the meaning set forth in Section 10.11.

“Operating Agreement” means the Operating Agreement of the Company dated as of February 1, 2010, as amended to date.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, ruling, mandate, directive, assessment or arbitration award of a Governmental Authority, an arbitrator or a mediator, whether civil, criminal or administrative and whether formal or informal.

Exhibit A-10

“Ordinary Course of Business” means, with respect to any Person, such Person’s ordinary course of business consistent with such Person’s historical practice.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws, (b) with respect to a limited liability company, the certificate of formation or organization and the limited liability company or operating agreement, or (c) with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the Effective Date.

“Parties” means the Company, Seller, the Members and Buyer.

“Payoff Letter” has the meaning set forth in Section 7.02(f)(iv).

“Permits” means all permits, licenses, franchises, approvals, registrations, variances, exemptions, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures (provided appropriate reserves have been included in the Final Closing Statement), (c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business with respect to any amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been set aside for the payment thereof, (d) easements of record, rights of way of record and zoning ordinances imposed by Governmental Authorities affecting any Leased Real Property which do not impair and which are not violated by the current use or operation of the Leased Property, or (e) Encumbrances securing rental payments under capital leases.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information identified or identifiable of a natural person (which such information is similarly protected as Personal Information under Law); an identifiable person may be one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Period” means the period commencing on the Effective Date and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with Article VIII.

Exhibit A-11

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.06(a)(ii).

“Preliminary Closing Statement” has the meaning set forth in Section 1.04.

“Privacy Commitments” has the meaning set forth in Section 2.23(a).

“Privacy Laws” has the meaning set forth in Section 2.23(a).

“Privacy Policies” has the meaning set forth in Section 2.23(a).

“Processing” has the meaning set forth in Section 2.23(a).

“Product Authorities” has the meaning set forth in Section 2.21(a).

“Product Laws” has the meaning set forth in Section 2.21(a).

“Purchased Units” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 1.02(b).

“QSub Election” has the meaning set forth in the Recitals.

“R&W Carrier” means Pacific Insurance Company, Limited.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance binder in the form attached as Exhibit G.

“Registered Intellectual Property” means registrations, issuances, and pending applications for registrations or issuances of any Company Intellectual Property Rights, as well as any Domain Names registered in the name of a Company.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, escaping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Reorganization” has the meaning set forth in the Recitals.

“Reorganization Agreement” has the meaning set forth in the Recitals.

“Representative” means, with respect to any Person, any director, manager, partner, officer, employee, consultant, financial advisor, counsel, accountant and any other agent of such Person.

Exhibit A-12

“Resolution Period” has the meaning set forth in Section 1.07(a)(iii).

“Restrictive Covenant Agreements” has the meaning set forth in Section 7.02(f)(vii).

“Review Period” has the meaning set forth in Section 1.07(a)(ii).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.07.

“Securities Act” has the meaning set forth in Section 3.06.

“Security Breach” has the meaning set forth in Section 2.23(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Warranties” means the representations and warranties set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.05(a), 2.11(a), 2.19, 2.27, 3.01, 3.02, 3.03(a) and 3.04.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“Seller Released Parties” has the meaning set forth in Section 6.08(b).

“Seller Releasing Parties” has the meaning set forth in Section 6.08(a).

“Seller’s Bank Account” means the bank account whose wire instructions have been designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing Date, or such other wire instructions that are designated in writing after the Closing Date by Seller to Buyer at least two (2) Business Days prior to the date of the proposed payment.

“Seller’s Knowledge” or any other similar knowledge qualification, means (a) the actual knowledge of Aaron Berkowitz, Bryce Patterson, and Jessica Spivey and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.

“Shares” has the meaning set forth in Section 1.02(a).

“Statement of Objections” has the meaning set forth in Section 1.07(a)(iii).

“Step One” has the meaning set forth in the Recitals.

“Step Two” has the meaning set forth in the Recitals.

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 6.06 (a)(iii).

“Subprocessors” has the meaning set forth in Section 2.23(a).

Exhibit A-13

“Subsidiary” means, with respect to a Person, any entity of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership, (b) at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries, or (c) that is required to be consolidated in such Person’s financial statements under GAAP.

“Tail Policy” has the meaning set forth in Section 6.03.

“Tax” all (a) federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, personal property, other property, unclaimed property or escheat (whether or not treated as a tax under Law), severance, production, excise, stamp, stamp duty revenue tax, stamp duty land tax, documentary, real property, real property transfer or gain, gross receipts, goods and services, registration, capital, capital stock, transfer, withholding, estimated, alternative, minimum, add-on minimum, value added, natural resources, entertainment, amusement, occupation, premium, windfall profit, environmental, customs, duties, special assessment, social security, national insurance contributions, unemployment, disability, payroll, license, employee, healthcare (whether or not treated as a tax under Law) or other tax of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing, (b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated, consolidated combined, unitary or aggregate group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law or otherwise.

“Tax Claim” has the meaning set forth in Section 6.06(g)(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Termination Date” has the meaning set forth in Section 8.01(b)(ii).

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Employment Agreements, and the Restrictive Covenant Agreements.

“Transaction Expenses” means (a) all unpaid fees and expenses incurred by either Seller or the Company relating to or in connection with the Transactions, including legal, accounting, consulting, investment banking, brokers’ and finders’ and other similar fees, costs and expenses, (b) all amounts payable by the Company to the extent resulting from the consummation of the Transactions, regardless of whether such amounts are due upon or after Closing, including any “change of control,” retention payment, transaction bonus, termination payment, compensation, severance or other similar arrangements or any other accelerations of or increases in rights or benefits, and all Taxes that are payable by the Company as a result of the payment of any such obligation, (c) fifty percent (50%) of the aggregate costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission for the Buyer’s insurance broker, Taxes related to such policy and other fees and expenses of such policy, (d) all unpaid amounts incurred by the Company prior to the Closing to obtain any third party consents, waivers or approvals, (e) fifty percent (50%) of the fees of the Escrow Agent, and (f) the costs, fees and expenses of the Tail Policy.

Exhibit A-14

“Transactions” means the Reorganization, the purchase and sale of the Units and the other transactions contemplated by the Transaction Agreements.

“Transfer Tax” has the meaning set forth in Section 6.06(e).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Units” has the meaning set forth in the Recitals.

“USA PATRIOT Act” has the meaning set forth in Section 2.15(d).

“USDA” has the meaning set forth in Section 2.16(c).

Exhibit A-15

Exhibit B

Contribution Agreement and Plan of Reorganization

Exhibit C

Escrow Agreement

Exhibit D

Employment Agreements

Exhibit E

Restrictive Covenant Agreements

Exhibit F

Net Working Capital Illustration

Exhibit G

R&W Insurance Binder

Disclosure Letter to the Unit Purchase Agreement

Section 2.01(i)	Foreign jurisdiction qualifications
Section 2.01(ii)	Assumed or Fictitious Names
Section 2.05	Consents or filings required
Section 2.06(a)	Financial Statements
Section 2.08	Absence of Changes
Section 2.09(a)	Material Contracts
Section 2.10	Leased Real Property
Section 2.12	Intellectual Property
Section 2.13	Insurance
Section 2.14	Litigation
Section 2.15	Compliance with Laws
Section 2.16(c)	Organic Product certifications
Section 2.17(a)	Employee benefit plans
Section 2.18(a)	Employees
Section 2.19	Taxes
Section 2.20	Affiliated Transactions
Section 2.21	Products; Recalls
Section 2.22	Customers & Suppliers
Section 2.23(a)	Data Security
Section 6.02	Employee Closing Bonuses
Section 6.09	List of post-Closing affiliated party intercompany obligations
Section 7.02(e)(v)	Closing consents required
Section 7.02(e)(xii)	Real estate estoppel letters required
Section 9.02(b)(v)	Indemnification by Seller and Members
Section A-1	Capital Leases